Exhibit D

IN THE UNITED STATES BANKRUPTCY COURT
FOR THE DISTRICT OF DELAWARE

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In re:	:

	:	Chapter 11

Corp Group Banking S.A., et al.,	:

	:	Case No. 21-10969 (JKS)

Debtors.[1]	:

	:	(Jointly Administered)

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SEVENTH AMENDED JOINT PLAN OF LIQUIDATION

OF CORP GROUP BANKING S.A. AND ITS DEBTOR AFFILIATES

Dated: June [__], 2022

SIMPSON THACHER & BARTLETT LLP
Michael H. Torkin (admitted pro hac vice)
Bryce L. Friedman (admitted pro hac vice)
Karen M. Porter (admitted pro hac vice)
David R. Zylberberg (admitted pro hac vice)
Ashley M. Gherlone (admitted pro hac vice)
425 Lexington Avenue
New York, NY 10017
T: (212) 455-2000
F: (212) 455-2502	YOUNG CONAWAY STARGATT & TAYLOR, LLP
Pauline K. Morgan (No. 3650)
Sean T. Greecher (No. 4484)
Andrew L. Magaziner (No. 5426)
Elizabeth S. Justison (No. 5911)
1000 North King Street
Wilmington, Delaware 19801
T: (302) 571-6600
F: (302) 571-1253
Email: pmorgan@ycst.com
Email:	michael.torkin@stblaw.com	sgreecher@ycst.com
	bfriedman@stblaw.com	amagaziner@ycst.com
	karen.porter@stblaw.com	ejustison@ycst.com
david.zylberberg@stblaw.com
ashley.gherlone@stblaw.com

Counsel to Debtors and Debtors in Possession

1 The Debtors in the Chapter 11 Cases, along with the last four digits of each Debtor’s foreign tax identification number, are: Corp Group Banking S.A. (900-8); Compañia Inmobiliaria y de Inversiones Saga SpA (600-0); Inversiones CG Financial Chile Dos SpA (808-2); and CG Financial Chile SpA (343-5);. The Debtors’ mailing address is Rosario Norte N°660, 22nd Floor, Las Condes, Santiago, Chile.

TABLE OF CONTENTS

Page

INTRODUCTION			1
Article I.	RULES OF INTERPRETATION, COMPUTATION OF TIME, GOVERNING LAW AND DEFINED TERMS		2
	A.	Rules of Interpretation, Computation of Time and Governing Law	2
	B.	Definitions	2
Article II.	TREATMENT OF UNCLASSIFIED CLAIMS		23
	A.	Administrative Claims	23
	B.	Priority Tax Claims	24
	C.	Statutory Fees	24
Article III.	CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS		25
	A.	Introduction	25
	B.	Summary of Classification and Treatment of Classified Claims and Equity Interests	25
	C.	Classification and Treatment of Claims and Equity Interests	25
	D.	Special Provisions Regarding Unimpaired Claims	31
Article IV.	ACCEPTANCE OR REJECTION OF THE PLAN		31
	A.	Presumed Acceptance of the Plan	31
	B.	Deemed Rejection of the Plan	31
	C.	Voting Classes	31
	D.	Acceptance by Impaired Classes of Claims	32
	E.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code	32
	F.	Plan Cannot Be Confirmed as to Some or All Debtors	32
	G.	Elimination of Vacant Classes	32
Article V.	MEANS FOR IMPLEMENTATION OF THE PLAN		32
	A.	Corporate and Organizational Existence of the Debtors	32
	B.	Wind Down Estates	33
	C.	NRSC Escrow Rights	33
	D.	Formation of Litigation Trust	33
	E.	Consummation of Colombia Transactions	35
	F.	Chilean Restructuring of CG Interhold.	35

i

	G.	Funding of Wind Down Account	35
	H.	Corporate Action	36
	I.	NRSC Escrow Agreements	36
	J.	Plan Administrator	36
	K.	Exemption from Registration Requirements.	37
	L.	Plan Transactions	37
	M.	Effectuating Documents; Further Transactions	38
	N.	Limited Vesting of Assets	38
	O.	Termination of Liens, Claims and Equity Interests Against Distributed Property	39
	P.	Cancellation of Unsecured Notes, Stock, Certificates, Instruments and Agreements	39
	Q.	Waiver and Release of the Debtors’ Causes of Action other than Litigation Trust Claims	40
	R.	Exemption from Certain Transfer Taxes	40
	S.	Certain Tax Matters	41
	T.	Distributions	41
	U.	Compliance with and Termination of the Shareholders’ Agreement and Share Purchase Agreements	41
	V.	Transfer of Title to Itaú	42
	W.	SP Settlement	42
	X.	Sales in Connection with Class 7B Distributions	43
	Y.	Chilean Liquidation of FIP Corp Life	43
	Z.	Liquidation of Debtors	43
	AA.	Withdrawal of Pleadings	43
Article VI.	TREATMENT OF EXECUTORY CONTRACTS AND UNEXPIRED LEASES		44
	A.	Debtors’ Rejection of Executory Contracts and Unexpired Leases	44
	B.	Indemnification	44
	C.	Claims Against the Debtors Upon Rejection	45
	D.	Reservation of Rights	45
Article VII.	PROVISIONS GOVERNING DISTRIBUTIONS		45
	A.	Distribution Record Date	45
	B.	Initial Distributions	45
	C.	Subsequent Distributions	46
	D.	Plan Administrator	46

	E.	Cash Distributions	46
	F.	Rounding of Distributions	47
	G.	Allocation Between Principal and Interest	47
	H.	General Distribution Procedures	47
	I.	Address for Delivery of Distributions	47
	J.	Unclaimed Distributions	48
	K.	Withholding Taxes	48
	L.	No Postpetition Interest	49
	M.	Surrender of Cancelled Instruments or Securities	49
	N.	Foreign Currency Exchange Rate	49
	O.	Distributions to Holders of CGB Unsecured Notes Claims	49
	P.	Distributions from Litigation Trust	50
Article VIII.	PROCEDURES FOR RESOLVING DISPUTED CLAIMS		50
	A.	Disputed Claims Process	50
	B.	Claims Administration Responsibilities	51
	C.	Estimation of Claims	51
	D.	Amendments to Claims; Adjustment to Claims on Claims Register	51
	E.	No Distributions Pending Allowance	52
	F.	Distributions After Allowance	52
	G.	No Interest	52
Article IX.	CONDITIONS PRECEDENT TO THE EFFECTIVE DATE		52
	A.	Conditions to Effective Date	52
	B.	Waiver of Conditions	53
	C.	Substantial Consummation	54
	D.	Effect of Non-Occurrence of Conditions to Consummation	54
Article X.	RETENTION OF JURISDICTION		54
	A.	Retention of Jurisdiction	54
	B.	Failure of Bankruptcy Court to Exercise Jurisdiction	56
Article XI.	EFFECTS OF CONFIRMATION		56
	A.	All Distributions Final	56
	B.	Binding Effect	56
	C.	Exculpation and Limitation of Liability	56
	D.	Releases by the Debtors	57
	E.	Releases by Releasing Parties	58

	F.	Injunction	59
	G.	Protection Against Discriminatory Treatment	60
Article XII.	MISCELLANEOUS PROVISIONS		60
	A.	Modification of Plan	60
	B.	Revocation of Plan	61
	C.	Severability of Plan Provisions	61
	D.	Closure of Chapter 11 Cases on or After the Effective Date	62
	E.	Dissolution of the Committee	62
	F.	Successors and Assigns	62
	G.	Term of Injunctions or Stays	62
	H.	Reservation of Rights	63
	I.	Notices	63
	J.	Governing Law	64
	K.	Exhibits	64
	L.	No Strict Construction	64
	M.	Conflicts	65
	N.	Immediate Binding Effect	65
	O.	Entire Agreement	65

EXHIBIT

Exhibit A	Litigation Trust Claims Schedule

SEVENTH AMENDED JOINT PLAN OF LIQUIDATION OF CORP GROUP BANKING S.A. AND ITS DEBTOR AFFILIATES

INTRODUCTION

CORP GROUP BANKING S.A., a sociedad anónima organized under the laws of Chile, and each of the other above-captioned Debtors2 hereby propose the Plan for, among other things, the resolution of the outstanding Claims against, and Equity Interests in, the Debtors. The Debtors are the proponents of the Plan within the meaning of section 1129 of the Bankruptcy Code. Reference is made to the Disclosure Statement (distributed contemporaneously herewith) for a discussion of the Debtors’ history, business, properties, projections and the events leading up to Solicitation of the Plan and for a summary of the Plan and the treatment provided for herein. The Debtors urge all Holders of Claims entitled to vote on the Plan to review the Disclosure Statement and the Plan in full before voting to accept or reject the Plan. There may be other agreements and documents that will be filed with the Bankruptcy Court that are referenced in the Plan as Exhibits. All such Exhibits are incorporated into and are a part of the Plan as if set forth in full herein. Subject to certain restrictions set forth in the Plan, and the requirements set forth in 11 U.S.C. § 1127 and Bankruptcy Rule 3019, the Debtors reserve the right to amend, supplement, amend and restate, modify, revoke or withdraw the Plan prior to the Effective Date.

The Chapter 11 Cases are consolidated for procedural purposes only, and jointly administered pursuant to an order of the Bankruptcy Court for administrative purposes and voting. Each Debtor is a proponent of the Plan within the meaning of section 1129 of the Bankruptcy Code, and the Plan constitutes a separate plan of liquidation for each Debtor, including for purposes of distribution. Each Debtor reserves the right to seek confirmation of the Plan pursuant to the “cram down” provisions contained in section 1129(b) of the Bankruptcy Code with respect to any non-accepting Class.

2 Unless otherwise noted, capitalized terms used in this Plan have the meanings set forth in Article I.B of the Plan.

Article I.

RULES OF INTERPRETATION, COMPUTATION OF TIME,
GOVERNING LAW AND DEFINED TERMS

A.	Rules of Interpretation, Computation of Time and Governing Law

For purposes hereof and unless otherwise specified herein: (a) in the appropriate context, each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) except as otherwise specifically provided herein, any reference herein to a contract, lease, instrument, release, indenture or other agreement or document being in a particular form or on particular terms and conditions means that the referenced document shall be substantially in that form or substantially on those terms and conditions; (c) any reference herein to an existing document or exhibit shall mean that document or exhibit, as it may thereafter be amended, amended and restated, modified or supplemented from time to time in accordance with the terms thereof; (d) unless otherwise specified, all references herein to “Articles” and “Sections” are references to Articles and Sections hereof; (e) unless otherwise stated, the words “herein,” “hereof,” “hereunder” and “hereto” refer to the Plan in its entirety rather than to a particular portion of the Plan; (f) captions and headings to Articles and Sections are inserted for convenience of reference only and are not intended to be a part of or to affect the interpretation hereof; (g) any reference to an Entity as a Holder of a Claim or Equity Interest includes such Entity’s successors and assigns; (h) the rules of construction set forth in section 102 of the Bankruptcy Code shall apply; (i) any term used in capitalized form herein that is not otherwise defined but that is used in the Bankruptcy Code or the Bankruptcy Rules has the meaning assigned to that term in the Bankruptcy Code or the Bankruptcy Rules, as the case may be; and (j) “$” or “dollars” means dollars in lawful currency of the U.S. The provisions of Bankruptcy Rule 9006(a) shall apply in computing any period of time prescribed or allowed herein. If any payment, distribution, act or deadline under the Plan is required to be made or performed or occurs on a day that is not a Business Day, then the making of such payment or distribution, the performance of such act or the occurrence of such deadline shall be deemed to be on the next succeeding Business Day, but shall be deemed to have been completed or to have occurred as of the required date.

B.	Definitions

1.1            “30-Day VWAP” means the volume weighted average price of the Itaú Corpbanca Shares traded on the Bolsa de Comercio de Santiago and Bolsa Electronica de Chile, for the thirty (30) trading days ending on the first trading day immediately preceding the applicable date of determination of the 30-Day VWAP.

1.2            “Administrative Claim” means a Claim for costs and expenses of administration of each of the Estates under sections 503(b), 507(a)(2), 507(b), or 1114(e)(2) of the Bankruptcy Code, including (a) actual, necessary costs and expenses, incurred on or after the applicable Petition Date until and including the Effective Date, of preserving the Estates and operating the Debtors’ businesses, (b) Allowed Professional Fee Claims in the Chapter 11 Cases, and (c) all fees and charges assessed against the Estates under chapter 123 of title 28, United States Code, 28 U.S.C. §§ 1911-1930.

1.3            “Affiliate” has the meaning as set forth in section 101(2) of the Bankruptcy Code.

1.4            “Allowed” means, with respect to any Claim or Equity Interest, such Claim or Equity Interest or any portion thereof that (a) a Debtor, or the Plan Administrator, as applicable, has assented to the validity of (unless the Committee, Itaú or any other party in interest has interposed a timely objection in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection has not been overruled by the Bankruptcy Court or withdrawn), or (b) (i) has been allowed by a Final Order of the Bankruptcy Court, (ii) is treated as Allowed pursuant to the terms of this Plan, or (iii) is allowed by agreement between the Holder of such Claim, on one hand, and the applicable Debtor, the Plan Administrator (or, following the Effective Date, the Litigation Trustee), on the other hand; provided that any such agreement entered into prior to the Effective Date shall be approved by a Final Order of the Bankruptcy Court and any such agreement entered into after the Effective Date shall require the consent of the Litigation Trustee; provided, further, that notwithstanding the foregoing, the Wind Down Estates shall retain all defenses with respect to Allowed Claims that are Reinstated pursuant to the Plan.

1.5            “Amended SP Settlement Term Sheet” means the term sheet in form and substance consistent with the term sheet to be attached as Exhibit F to the Plan Supplement.

1.6            “ATOP” means the DTC Automated Tender Offer Program.

1.7            “ATOP Deadline” means 5:00 p.m. (Prevailing Eastern Time) on May 31, 2022, the last day on which Holders of CGB Unsecured Notes Claims will be able to tender their CGB Unsecured Notes into ATOP, which deadline shall be subject to extension with the consent of the CGB Unsecured Notes Trustee.

1.8            “Avoidance Actions” means any and all avoidance, recovery or subordination claims and causes of action, whether actual or potential, to avoid a transfer of property or an obligation incurred by any of the Debtors pursuant to any applicable section of the Bankruptcy Code, including sections 502, 510, 544, 545, 547, 548, 549, 550, 551, and 553 of the Bankruptcy Code or under similar or related U.S. state or federal statutes, foreign law, and common law.

1.9            “Bankruptcy Code” means title 11 of the United States Code, as now in effect or hereafter amended.

1.10            “Bankruptcy Court” means the United States Bankruptcy Court for the District of Delaware.

1.11            “Bankruptcy Rules” means, collectively, the Federal Rules of Bankruptcy Procedure and the Official Bankruptcy Forms and the Local Rules, in each case as amended from time to time and as applicable to the Chapter 11 Cases or proceedings therein.

1.12            “BCI” means Banco de Credito e Inversiones.

1.13            “BCI Settlement Amount” means $75,000 in Cash, which shall be released from BCI’s cash collateral.

1.14            “Beneficial Owner Questionnaire” means account information, certifications and distribution instructions collected from Holders of CGB Unsecured Notes Claims through ATOP.

1.15            “Business Day” means any day, excluding Saturdays, Sundays or “legal holidays” (as defined in Bankruptcy Rule 9006(a)).

1.16            “Cash” means legal tender of the U.S. or the equivalent thereof.

1.17            “Cause of Action” means any action, proceeding, agreement, claim, Challenge, cause of action, controversy, demand, right, Lien, indemnity, guaranty, suit, obligation, liability, damage, judgment, account, defense, offset, power, privilege, license and franchise of any kind or character whatsoever, known or unknown, contingent or non-contingent, matured or unmatured, suspected or unsuspected, foreseen or unforeseen, liquidated or unliquidated, disputed or undisputed, secured or unsecured, assertable directly or derivatively, whether arising before, on, or after the applicable Petition Date, in contract or in tort, in law or in equity, or pursuant to any other theory of law. Cause of Action also includes: (a) any right of setoff, cross-claim, counterclaim, or recoupment, and any claim on a contract or for a breach of duty imposed by law or in equity; (b) with respect to the Debtors, the right to object to Claims or Equity Interests; (c) any claim pursuant to section 362 or chapter 5 of the Bankruptcy Code; (d) any claim or defense including fraud, mistake, duress and usury, and any other defenses set forth in section 558 of the Bankruptcy Code; (e) any Claims under any state or foreign law; and (f) any Avoidance Action.

1.18            “CG Interhold” means Corpgroup Interhold SpA, a sociedad por acciones organized under the laws of Chile.

1.19            “CG Interhold Restructuring” means the restructuring of CG Interhold’s obligations to Itaú.

1.20            “CGB” means Debtor Corp Group Banking S.A., a sociedad anónima organized under the laws of Chile.

1.21            “CGB Interhold Intercompany Payable” means an intercompany payable owed by CGB to CG Interhold with a face amount of $72,641,737 as of the First Petition Date.

1.22            “CGB Interhold Intercompany Payable Claim” means an unsecured Claim against CGB arising from the CGB Interhold Intercompany Payable.

1.23            “CGB Itaú Deficiency Claim” means an unsecured Claim against CGB arising from CGB’s Itaú Chile Obligations in the CGB Itaú Deficiency Claim Amount.

1.24            “CGB Itaú Deficiency Claim Amount” means an amount equal to the First Petition Date Itaú Chile Claim Amount less the Itaú Chile Secured Claim Amount.

1.25            “CGB Unencumbered Shares” means the Itaú Corpbanca Shares owned by CGB which have not been pledged to secure the Itaú Claims or any Allowed Non-Recourse Secured Claim, and which shall include, upon the “Settlement Effective Date” as defined in the DBTCA Collateral Agent Stipulation, the “Released ICB Shares” as defined in the DBTCA Collateral Agent Stipulation.

1.26            “CGB Unsecured Notes” means the 6.750% Notes due 2023 issued by CGB under the CGB Unsecured Notes Indenture.

1.27            “CGB Unsecured Notes Claims” means all Claims against CGB arising from the CGB Unsecured Notes Obligations. The CGB Unsecured Notes Claims are Allowed Claims pursuant to Article III.C.

1.28            “CGB Unsecured Notes Indenture” means the Indenture, dated as of February 5, 2013, between CGB and the CGB Unsecured Notes Trustee.

1.29            “CGB Unsecured Notes Obligations” means all obligations of CGB under the CGB Unsecured Notes and CGB Unsecured Notes Indenture.

1.30            “CGB Unsecured Notes Trustee” means, collectively, Deutsche Bank Trust Company Americas, as trustee, paying agent, registrar and transfer agent, and Deutsche Bank Luxembourg S.A., as Luxembourg paying agent, transfer agent and listing agent, in each case under the CGB Unsecured Notes Indenture.

1.31            “CGB Unsecured Notes Trustee Reserve” means $250,000 to be reserved and held by the CGB Unsecured Notes Trustee as security and indemnity to pay its fees and expenses (including the fees and expenses of the CGB Unsecured Notes Trustee’s professionals) relating to any Cause of Action commenced against the CGB Unsecured Notes Trustee relating to or arising out of the CGB Unsecured Notes or the CGB Unsecured Notes Indenture. The CGB Unsecured Notes Trustee Reserve may be maintained by the CGB Unsecured Notes Trustee for no longer than five (5) years after the Effective Date, or if litigation has been commenced against the CGB Unsecured Notes Trustee, for so long as such litigation is pending.

1.32            “CGBUNT Fees and Expenses” means the fees, expenses and disbursements of the CGB Unsecured Notes Trustee (including, but not limited to, contractual agency fees and the reasonable and documented fees, disbursements, and other charges of counsel) incurred by the CGB Unsecured Notes Trustee in connection with the CGB Unsecured Notes, the CGB Unsecured Notes Indenture, the Chapter 11 Cases or the Plan, whether before or after the First Petition Date through and including the Effective Date and/or after the Effective Date with respect to fees and expenses relating to post-Effective Date services or duties under the Plan, in an amount not to exceed $1,430,000, with such limit contingent on the Effective Date occurring or prior to July 30, 2022.

1.33            “CGF Intercompany Payable” means an intercompany payable owed by Corp Group Financial, S.A. to Saga with a face amount of $102,239,222, as of October 31, 2021.

1.34            “CGIL Intercompany Payable” means an intercompany payable owed by Corpgroup Inversiones Limitada to Saga with a face amount of $265,272,033, as of October 31, 2021.

1.35            “Challenge” means any adversary proceeding or contested matter, as applicable (including Avoidance Actions and objections to Claims), seeking standing to challenge or challenging the validity, perfection, priority, seniority, extent, or enforceability of any Claim or, in each case, any lien or security interest securing such obligations or Claims.

1.36            “Chapter 11 Cases” means the cases commenced by the Debtors under chapter 11 of the Bankruptcy Code on the applicable Petition Date in the Bankruptcy Court.

1.37            “Chile” means the Republic of Chile.

1.38            “Claim” means a “claim” against any Debtor as defined in section 101(5) of the Bankruptcy Code.

1.39            “Claims Register” means the official register of Claims asserted against the Debtors maintained by the Solicitation Agent.

1.40            “Class” means a category of Claims or Equity Interests classified under Article III of the Plan pursuant to section 1122 of the Bankruptcy Code.

1.41            “Colombia Agreements” means the Itaú Transaction Agreement and any other agreements relating to the Colombia Transactions to which a Debtor is a party, in each case, as amended, restated, supplemented or otherwise modified from time to time.

1.42            “Colombia Transactions” means the transactions described in Section 1.2(f) and Schedule 1.2(f) of the Itaú Transaction Agreement and the repayment of the Itaú Colombia Obligations with the proceeds thereof, which the Debtors consummated on February 22, 2022.

1.43            “Colombia Transactions Order” means the Order Authorizing Corp Group Banking S.A. to Consummate the Colombia Transactions and Granting Related Relief [Docket No. 437] filed on January 19, 2022.

1.44            “Committee” means the Official Committee of Unsecured Creditors appointed in these Chapter 11 Cases on July 20, 2021 by the U.S. Trustee.

1.45            “Committee Standing Motion” means the Motion of Official Committee of Unsecured Creditors for (I) Leave, Standing and Authority to Prosecute and Settle Certain Claims and Causes of Action on Behalf of Debtors’ Estates and (II) Exclusive Settlement Authority [Docket No. 392].

1.46            “Confirmation” means the entry by the Bankruptcy Court of the Confirmation Order on the docket of the Chapter 11 Cases, within the meanings of Bankruptcy Rules 5003 and 9021.

1.47            “Confirmation Date” means the date upon which Confirmation occurs.

1.48            “Confirmation Hearing” means the hearing to consider confirmation of the Plan under section 1128 of the Bankruptcy Code, as such hearing may be adjourned or continued from time to time.

1.49            “Confirmation Order” means the order of the Bankruptcy Court confirming the Plan and approving the Disclosure Statement.

1.50            “Constituent Documents” means the certificate of incorporation, certificate of formation, limited liability company agreement, operating agreement, trust agreement, bylaws and other applicable organizational documents of any Entity, as applicable.

1.51            “Consummation” means the occurrence of the Effective Date.

1.52            “Controlled Entity” means any Person or Entity which any Debtor has the sole power to vote more than 30% of such Person’s or Entities’ outstanding voting equity securities as of the Effective Date.

1.53            “Convenience Claim” means any unsecured Claim that is not an Administrative Claim, Priority Tax Claim, Other Priority Claim, CGB Itaú Deficiency Claim, CGB Unsecured Notes Claim or Intercompany Claim.

1.54            “DBTCA Collateral Agent” means Deutsche Bank Trust Company Americas, as collateral agent.

1.55            “DBTCA Collateral Agent Stipulation” means the Stipulation Regarding Non-Recourse Gasa Notes Claims filed as Exhibit 1 to Docket No. [784].

1.56            “Debtors” means each of the above-captioned debtors and debtors in possession under sections 1107 and 1108 of the Bankruptcy Code.

1.57            “Direct Cause of Action” means any Cause of Action that is not an Estate Cause of Action.

1.58            “Disclosure Statement” means that certain Third Amended Disclosure Statement for the Joint Plan of Liquidation of Corp Group Banking S.A. and its Debtor Affiliates, dated as of February 17, 2022, as amended, supplemented or otherwise modified from time to time, that is prepared and distributed in accordance with sections 1125 and 1126 of the Bankruptcy Code, Bankruptcy Rules 3016 and 3018 and applicable non-bankruptcy law.

1.59            “Disclosure Statement Objection Deadline” means the deadline for parties-in-interest to object to approval of the Disclosure Statement, as such deadline may be extended by the Debtors from time to time.

1.60            “Disputed” means, with respect to any Claim, or any portion thereof, (a) to the extent neither Allowed nor disallowed under the Plan or a Final Order nor deemed Allowed under sections 502, 503 or 1111 of the Bankruptcy Code, or (b) for which a Proof of Claim or a motion for payment has been timely filed with the Bankruptcy Court, to the extent the Debtors, the Committee, Itaú, the Plan Administrator or any other party in interest has interposed a timely objection or request for estimation in accordance with the Plan, the Bankruptcy Code, or the Bankruptcy Rules, which objection or request for estimation has not been withdrawn or determined by a Final Order or is not otherwise being resolved under this Plan. Notwithstanding anything to the contrary in this Plan, in the event that the Bankruptcy Court determines that the Plan does not satisfy the confirmation requirements of the Bankruptcy Code because the Plan treats any of the Non-Stipulated Claims as an Allowed Claim, then the Plan shall be deemed to have been modified so as to treat such Non-Stipulated Claim or the relevant portions thereof (as applicable) as a Disputed Claim. To the extent that only a portion of a Claim is disputed, such Claim shall be Allowed in the amount that is not disputed, if any, and Disputed as to the balance of such Claim.  For the avoidance of doubt, the Itaú Stipulated Claims are not Disputed.

1.61            “Distribution Agent” means (a) with respect to distributions made on the Effective Date or distributions of Residual Wind Down Cash, the Plan Administrator or any Person or Entity designated by the Plan Administrator, in its sole discretion and without need for any further order of the Bankruptcy Court, to serve as distribution agent under the Plan, (b) with respect to any distributions made to the Holders of CGB Unsecured Notes, the CGB Unsecured Notes Trustee, and (c) with respect to any distributions made from the Litigation Trust, the Litigation Trustee.

1.62            “Distribution Record Date” means the Confirmation Date or such other date as designated in advance by the Debtors by notice on the docket for the Chapter 11 Cases.

1.63            “DTC” means The Depository Trust Company.

1.64            “Effective Date” means the date on which (a) all conditions in Article IX.A of the Plan have been satisfied or waived as provided for in Article IX.B and (b) consummation of the Plan Transactions (other than the CG Interhold Restructuring) has occurred, which date shall be designated by the Debtors by notice on the docket of the Chapter 11 Cases.

1.65            “Entity” means an “entity” as defined in section 101(15) of the Bankruptcy Code.

1.66            “Equity Interest” means any ownership interest in an Entity, including any equity security (as defined in section 101(16) of the Bankruptcy Code) in any Debtor, any interest evidenced by common or preferred stock, a limited liability company or other membership or partnership interest or unit, a warrant, an option, any other right to acquire or otherwise receive any ownership interest in such Person or any right to payment or compensation based upon any such interest.

1.67            “Estate” means the estate of a Debtor in the applicable Chapter 11 Case, as created under section 541 of the Bankruptcy Code.

1.68            “Estate Cash Expenses” means (a) distributions under the Plan to Holders of Administrative Claims, Other Priority Claims and Convenience Claims and (b) the projected costs of administering the Wind Down Estates; provided that the maximum amount of such costs and the allocation of such projected costs to a particular Class under the Plan will be determined by the Debtors on or before the date that is eight (8) Business Days after the Confirmation Date, subject to the consent of Itaú and the Committee, not to be unreasonably withheld. All disputes in connection with such determination or the allocation of the burden of such projected costs to a particular Class under the Plan shall be resolved by the Bankruptcy Court; provided that agreement on such determination and allocation shall not be a condition precedent to the Effective Date and if a dispute remains unresolved on the Effective Date, the Debtors shall hold in reserve sufficient cash and/or CGB Unencumbered Shares to cover the Debtors’ projection of Estate Cash Expenses, subject to the Bankruptcy Court’s later approval or disapproval of such projected amount and any allocation thereof.

1.69            “Estate Cause of Action” means any Cause of Action that (a) is property of the Debtors, the Debtors’ Estates or the Wind Down Estates, (b) has been asserted by or that could have been asserted by or on behalf of the Debtors, the Debtors’ Estates or the Wind Down Estates (including by the Debtors on behalf of any Holder of any Claim against, or Equity Interest in, a Debtor, individually or collectively) or (c) any Holder of any Claim, Equity Interest, or Cause of Action could have asserted on behalf of the Debtors

1.70            “Exchange Rate” means the relevant closing currency exchange rate as published by the Wall Street Journal on (a) with respect to Claims, the day before the applicable Petition Date and (b) with respect to any other amounts, the date specified in the Plan.

1.71            “Exculpated Parties” means, collectively, and in each case in its capacity as such: (a) the Debtors; (b) the Committee and its members (solely in their capacities as such); (c) the Distribution Agent (solely with respect to acts or omissions occurring on the Effective Date); (d) the managers, directors and officers of the Debtors, and any other person serving as a fiduciary of the Debtors’ Estates, in each case, who served at any time between the Petition Date and the Effective Date of the Plan; (e) each individual who sat on the Committee on behalf of a Committee member, in their capacities as such; and (f) and all financial advisors, attorneys, accountants, investment bankers and other professionals retained by the Debtors or the Committee in these Bankruptcy Cases.

1.72            “Executory Contract” means a contract to which any of the Debtors is a party that is subject to assumption or rejection pursuant to section 365(a) of the Bankruptcy Code.

1.73            “Exhibit” means an exhibit annexed to the Plan (for the avoidance of doubt, including the Plan Supplement) or as an exhibit or appendix to the Disclosure Statement (as such exhibits may be amended, supplemented, amended and restated, or otherwise modified from time to time).

1.74            “Existing Equity Interests in the Debtors” means all Equity Interests in any Debtor issued and outstanding as of the applicable Petition Date.

1.75            “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (x) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or as to which any right to appeal, petition for certiorari, new trial, reargue, or rehear shall have been waived in writing in form and substance satisfactory to the Debtors or the Plan Administrator, as applicable, or (y) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure (or in accordance with other applicable law); provided that no order shall fail to be a Final Order solely due to the possibility that a motion pursuant to section 502(j) or 1144 of the Bankruptcy Code, Rule 60 of the Federal Rules of Civil Procedure, or Rule 9024 of the Bankruptcy Rules may be filed with respect to such order.

1.76            “FIP Corp Life” means Fondo de Inversion Privado Corp Life, a private fund formed under the laws of Chile.

1.77            “FIP Corp Life Intercompany Payable” means an intercompany payable owed by CG Interhold to FIP Corp Life with a face amount of $61,030,508 as of October 31, 2021, which has been pledged by FIP Corp Life to Itaú to secure the Itaú Chile Obligations.

1.78            “FIP Corp Life Liquidation” means a Chilean dissolution of FIP Corp Life in form and substance consistent with the term sheet to be attached as Exhibit A to the Plan Supplement and acceptable to Itaú in its sole judgment to the extent such terms affect Itaú in any respect.

1.79            “First Petition Date” means June 25, 2021.

1.80            “First Petition Date Debtors” means CGB and Inversiones CG Financial Chile Dos SpA.

1.81            “First Petition Date Itaú Chile Claim Amount” means an amount equal to the sum of (i) $805,873,810, reflecting the outstanding principal amount under the Itaú Chile Credit Agreement; plus (ii) $40,875,135.35, reflecting the accrued and unpaid interest under the Itaú Chile Credit Agreement as of the First Petition Date; plus (iii) the amount of all other Itaú Chile Obligations, which amount of such other Itaú Chile Obligations shall be fixed in a liquidated amount as may be agreed by the Debtors and Itaú prior to the Confirmation Hearing; minus (iv) $1,685,616.13, reflecting the intrinsic value of subscription rights transferred to Itaú pursuant to the Subscription Rights Sale Order; minus (v) the amount of the Itaú Dividend (as defined in the Order Approving Stipulation Among the Debtors and Itaú Unibanco, Nassau Branch Regarding the Itaú Corpbanca Dividend [Docket No. 670]), as determined based on the March 31, 2022 closing price of the Itaú Corpbanca Shares traded on the Bolsa de Comercio de Santiago and Bolsa Electronica de Chile.

1.82            “Gasa” means Inversiones Gasa Limitada, a limited liability company formed under the laws of Chile.

1.83            “Governmental Unit” means a “governmental unit” as defined in section 101(27) of the Bankruptcy Code.

1.84            “Holder” means any Entity that is the legal and/or beneficial owner of a Claim as of the applicable date of determination. For the avoidance of doubt, if a Claim is subject to an unsettled trade as of the Voting Record Date, the Holder shall be deemed to be the Entity that is the legal and/or beneficial owner of such claim after such trade has settled.

1.85            “Impaired” means, with respect to a Claim, Equity Interest or Class of Claims or Equity Interests, that it is “impaired” within the meaning of such term in section 1124 of the Bankruptcy Code.

1.86            “Indemnification Agreement” means any organizational or employment and/or service document or agreement of or with the Debtors and currently in place that provides for the indemnification of any current or former director, officer, agent or employee of the Debtors with respect to all present and future actions, suits and proceedings against the Debtors or such directors, officers, agents or employees based upon any act or omission for or on behalf of the Debtors.

1.87            “Intercompany Claim” means any Claim by a Debtor or any Affiliate of a Debtor against a Debtor, including the CGB Interhold Intercompany Payable Claim.

1.88            “Itaú” means Itaú Unibanco S.A., a sociedad anónima organized under the laws of the Brazil and its Affiliates, but does not include Itaú Corpbanca, Itaú Corpbanca Colombia, or any subsidiaries of Itaú Corpbanca or Itaú Corpbanca Colombia.

1.89            “Itaú Chile CGB Guarantee” means the subsidiary and several guarantee (“fianza y codeuda solidara”), dated as of March 19, 2014, by and among CGB, as guarantor, Banco Itaú Chile, as administrative agent, and Itaú, as lender, as amended, restated, supplemented or otherwise modified from time to time.

1.90            “Itaú Chile Credit Agreement” means the Credit Agreement, dated as of January 29, 2014, by and among CG Interhold, as borrower, Itaú, as lender, CGB and Saga, as guarantors, and Banco Itaú Chile, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

1.91            “Itaú Chile Obligations” means (i) all obligations of the applicable Debtors arising under or related to the Itaú Chile Credit Agreement or any other loan documents related thereto, including the Itaú Chile CGB Guarantee and the Itaú Chile Saga Guarantee, including without limitation all applicable fees, costs, charges, expenses, premiums or other amounts arising under such documents.

1.92            “Itaú Chile Saga Guarantee” means the subsidiary and several guarantee (“fianza y codeuda solidara”), dated as of March 19, 2014, by and among Saga, as guarantor, Banco Itaú Chile, as administrative agent, and Itaú, as lender, as amended, restated, supplemented or otherwise modified from time to time.

1.93            “Itaú Chile Secured Claim Amount” means an amount equal to the 30-Day VWAP, as of the Confirmation Hearing, of the Itaú Corpbanca Shares securing the Itaú Chile Obligations and the fair market value of any other tangible or intangible property or rights securing the Itaú Chile Obligations.

1.94            “Itaú Chile Secured Claims” means all Claims arising from the Itaú Chile Obligations that are “secured claims” against a Debtor within the meaning of Section 506(a)(1) of the Bankruptcy Code.

1.95            “Itaú Claims” means the Itaú Chile Secured Claims, the Itaú Colombia Secured Claims, the Saga Itaú Unsecured Claims and the CGB Itaú Deficiency Claim.

1.96            “Itaú Colombia CGB Guarantee” means the subsidiary and several guarantee (“fianza y codeuda solidara”), dated as of July 31, 2013, by and among CGB and CG Financial Colombia S.A.S., as guarantors, and Bancolombia (Panama) S.A., as lender, as amended, restated, supplemented or otherwise modified from time to time, which guarantee, solely as it relates to CGB, has been satisfied in full in accordance with the Colombia Transactions Order upon the consummation of the Colombia Transactions.

1.97            “Itaú Colombia Credit Agreement” means the Credit Agreement, dated as of October 28, 2013, by and among CG Interhold, as borrower, Itaú, as lender, Banco Itaú Chile, as administrative agent, the guarantors party thereto, and Corp Group Financial, S.A., as amended, restated, supplemented or otherwise modified from time to time.

1.98            “Itaú Colombia Obligations” means all obligations of the applicable Debtors arising under or related to the Itaú Colombia Credit Agreement or any other loan documents related thereto, including the Itaú Colombia CGB Guarantee, which the Debtors have satisfied in full through the consummation of the Colombia Transactions on February 22, 2022.

1.99            “Itaú Colombia Secured Claim Amount” means $0.00, as a result of the consummation of the Colombia Transactions on February 22, 2022.

1.100            “Itaú Colombia Secured Claims” means all Claims arising from Itaú Colombia Obligations that are “secured claims” against a Debtor within the meaning of section 506(a)(1) of the Bankruptcy Code which have been satisfied in full as a result of the consummation of the Colombia Transactions on February 22, 2022.

1.101            “Itaú Corpbanca” means Itaú CorpBanca, a special banking open corporation (sociedad anónima abierta especial bancaria), organized under the laws of Chile.

1.102            “Itaú Corpbanca Colombia” means Itaú Corpbanca Colombia S.A., a sociedad anónima organized under the laws of Colombia.

1.103            “Itaú Corpbanca Colombia Shares” means the common stock of Itaú CorpBanca Colombia.

1.104            “Itaú Corpbanca Shares” means the common stock of Itaú CorpBanca.

1.105            “Itaú Encumbered IC Shares” means all Itaú Corpbanca Shares pledged by the Debtors to Itaú to secure the Itaú Chile Obligations and all rights, powers and entitlements attendant thereto that are collateral securing the Itaú Chile Obligations.

1.106            “Itaú Litigation Trust Share” means 50% of the first $4.5 million of distributions from Litigation Trust Net Recoveries made by the Litigation Trust, which shall be represented by a special beneficial interest issued by the Litigation Trust to Itaú. For the avoidance of doubt, (x) in no event shall the Itaú Litigation Trust Share exceed $2.25 million and (y) the Itaú Litigation Trust Share shall be calculated and paid before determining the amount of, and before any funds are placed into, or paid on account of, the Litigation Trust Expense Reserve, the Litigation Trust Distributable Cash, the Litigation Trustee fee and any indemnification payments under the Litigation Trust Agreement. For the avoidance of doubt, Itaú will not bear any expenses associated with the Litigation Trust (except that as set forth in the definition of Litigation Trust Net Recoveries, legal fees and expenses incurred by the Litigation Trust (and not by any other Person), if any, from and after the Effective Date in connection with obtaining a settlement, judgment or other resolution of a Litigation Trust Claim, including any contingency fees, may be deducted from gross proceeds of Litigation Trust Claims prior to calculation and payment to Itaú of the Itaú Litigation Trust Share).

1.107            “Itaú Stipulated Claims” means the CGB Itaú Deficiency Claim, the Itaú Chile Secured Claims, the Itaú Colombia Secured Claims and the Saga Itaú Unsecured Claims.

1.108            “Itaú Transaction Agreement” means the Amended and Restated Transaction Agreement, dated as of January 20, 2017, among CG Interhold, Gasa, Itaú Corpbanca and Itaú Unibanco Holding S.A, as amended, restated, supplemented or otherwise modified from time to time.

1.109            “Lien” means a “lien” as defined in section 101(37) of the Bankruptcy Code, and, with respect to any asset, includes any mortgage, lien, pledge, charge, security interest or other encumbrance of any kind or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.

1.110            “Litigation Trust” means the litigation trust created pursuant to the Plan and the Litigation Trust Agreement.

1.111            “Litigation Trust Agreement” means the agreement among the Litigation Trustee, the Debtors, the CGB Unsecured Notes Trustee and the Committee, establishing the Litigation Trust to, among other things, receive the Litigation Trust Assets pursuant to the Plan and make distributions to Itaú (solely in respect of the Itaú Litigation Trust Share) and Holders of CGB Unsecured Notes Claims, dated as of the Effective Date, in form and substance reasonably acceptable to the Litigation Trustee, the Debtors, the CGB Unsecured Notes Trustee, the Committee, and solely with respect to the Itaú Litigation Trust Share and the distribution and enforcement thereof, Itaú, and to be filed as part of the Plan Supplement.

1.112            “Litigation Trust Assets” means the Litigation Trust Claims, the Litigation Trust Funding Amount, the Related Party Settlement Consideration, the BCI Settlement Amount, and any recoveries from Litigation Trust Claims.

1.113            “Litigation Trust Claims” means all Causes of Action identified on (or expressly deemed included on pursuant to this definition) the Litigation Trust Claims Schedule, as amended by the Debtors from time to time in accordance with the Plan.  For the avoidance of doubt, any Cause of Action asserted in the Committee Standing Motion with respect to a Non-Stipulated Claim that has become a Disputed Claim shall be deemed to be a Litigation Trust Claim; provided, however, that Litigation Trust Claims shall not include any Causes of Action against the treatment of the Itaú Stipulated Claims or against BCI.  Upon the occurrence of a Related Party Settlement Termination Event, any Estate Cause of Action asserted in the Committee Standing Motion against a Related Settling Party shall become a Litigation Trust Claim and be added to the Litigation Trust Claims Schedule.

1.114            “Litigation Trust Claims Schedule” means the schedule of Litigation Trust Claims attached hereto as Exhibit A, (a) as may be amended from time to time to remove any Causes of Action if the Bankruptcy Court approves a settlement thereof on or prior to the Effective Date and such settlement is consummated, or (b) as amended by the Confirmation Order to add any objection or Cause of Action that becomes a Litigation Trust Claim pursuant to the definition of “Litigation Trust Claims”; provided that any removal of a Cause of Action from the Litigation Trust Claims Schedule after the Effective Date shall require the consent of the Litigation Trustee or an order of the Bankruptcy Court. For the avoidance of doubt, the Litigation Trust Claims Schedule shall be subject to amendment upon the occurrence of a Related Party Settlement Termination Event.

1.115            “Litigation Trust Distributable Cash” means (a) Litigation Trust Net Recoveries in excess of the Itaú Litigation Trust Share and the Litigation Trust Expense Reserve; plus (b) upon dissolution of the Litigation Trust, any remaining proceeds of the Litigation Trust Funding Amount and, if applicable, the remaining proceeds of any additional Litigation Trust funding loans, and all other Litigation Trust cash and reserves (including the remaining Litigation Trust Expense Reserve) after payment of all remaining and outstanding costs, expenses, and obligations of administering the Litigation Trust; provided, however, that notwithstanding anything to the contrary in this Plan or the Litigation Trust, the Itaú Litigation Trust Share shall only receive distributions from Litigation Trust Net Recoveries.

1.116            “Litigation Trust Funding Amount” means an amount to be reasonably determined by the Committee, which shall be funded through the sale of CGB Unencumbered Shares (or as set forth in the Litigation Trust Agreement), provided that such CGB Unencumbered Shares shall be transferred to the Litigation Trust on the Effective Date. For the avoidance of doubt, Itaú will not bear any expenses associated with the Litigation Trust.

1.117            “Litigation Trust Net Recoveries” means gross proceeds recovered in connection with (x) the SP Short Term Note, (y) the SP Gasa Secured Note and (z) any settlement, judgment or other resolution of a Litigation Trust Claim, net of any legal fees and expenses incurred in connection with obtaining such settlement, judgment or other resolution of the Litigation Trust Claim, including any contingency fees; provided, for the avoidance of doubt, the legal fees and expenses to be deducted in calculating Litigation Trust Net Recoveries payable to Itaú shall only include legal fees and expenses incurred by the Litigation Trust (and not by any other Person), if any, from and after the Effective Date.

1.118            “Litigation Trust Expense Reserve” has the meaning set forth in Article V.D(iv) of the Plan.

1.119            “Litigation Trustee” means such Person as may be designated in the Plan Supplement by the Committee with the consent of Itaú (not to be unreasonably withheld), and any successor to such Person.

1.120            “Local Rules” means the Local Rules of Bankruptcy Practice and Procedure of the United States Bankruptcy Court for the District of Delaware.

1.121            “Non-Debtor Financial Obligation” means (a) any indebtedness for borrowed money (whether short or long term); (b) any obligations evidenced by bonds, debentures, notes or other similar instruments of indebtedness; (c) any obligations evidenced by credit agreements, pledge or security agreements, other loan documents or other debt facilities; (d) all obligations for accrued and unpaid dividends and other distributions; and (e) any prepayment premiums and penalties, fees, expenses, indemnities, accrued interest and other contractual amounts or contractual claims payable in connection with any of the foregoing; in each case owing by a current or former non-Debtor Affiliate of the Debtors or any Related Party thereof that gave rise to either (x) a Non-Recourse Secured Claim or (y) a Claim in favor of Itaú or its Affiliates, and in each case, including any guaranty or security arrangement in respect thereof.

1.122            “Non-QIB” means a Holder of CGB Unsecured Notes Claims that is not a Qualified Institutional Buyer.

1.123            “Non-QIB Cash Distribution” means the aggregate net Cash proceeds of the sale of Non-QIB CGB Unsecured Notes Claims Shares pursuant to Article V.X of the Plan.

1.124            “Non-QIB CGB Unsecured Notes Claims Shares” means the CGB Unencumbered Shares (less any such shares sold or to be sold to fund the Estate Cash Expenses, the CGBUNT Fees and Expenses and the Litigation Trust Funding Amount) comprising Non-QIB’s aggregate pro rata share of the recovery provided to CGB Unsecured Notes Claims, as set forth in Article III.C of the Plan.

1.125            “Non-Recourse Secured Claim” means a Claim secured by a lien on property of a Debtor, but which does not have recourse to such Debtor under applicable non-bankruptcy law.

1.126            “Non-Stipulated Claims” means the certain Non-Recourse Secured Claims that the Committee objects to pursuant to certain Challenges and/or seeks standing to challenge pursuant to the Committee Standing Motion.

1.127            “NRSC Escrow Agreement” means an agreement to be executed prior to the Effective Date between (x) the Debtor holding collateral securing an Allowed Non-Recourse Secured Claim and/or the Plan Administrator, and (y) the Holder of such Claim, pursuant to which the Debtors have agreed to, at the expense of such Holder: (a) hold such collateral in the applicable Wind Down Estate for the benefit of, such Holder for up to 180 days following the Effective Date, (b) sell such collateral as contemplated in the NRSC Escrow Agreement, and (c) distribute the proceeds of any such sale to such Holder.

1.128            “NRSC Escrow Rights” means the rights of a Holder of a Non-Recourse Secured Claim to cause (i) the sale of the Itaú Corpbanca Shares securing such Claim and to receive the net proceeds of such sale and (ii) the distribution of future dividends from such Itaú Corpbanca Shares, in each case, as set forth in Article V.C of the Plan.

1.129            “NRSC Itaú Corpbanca Shares” means Itaú Corpbanca Shares that are collateral securing a Non-Recourse Secured Claim.

1.130            “Opt-Out Creditor” means a Holder of a Claim or Equity Interest entitled to vote to accept or reject the Plan that opts out of the releases set forth in Article XI.E of the Plan (which opt out may be made regardless of whether such Holder votes to accept or reject the Plan or abstains from voting on the Plan).

1.131            “Other Priority Claim” means a Claim (a) entitled to priority under section 507(a) of the Bankruptcy Code or (b) of a Governmental Unit for tax, duties, or licenses, which, if not paid in full in Cash, could result in criminal liability for the Debtors and/or their managers, directors or employees under applicable law, in each case, other than a Priority Tax Claim or an Administrative Claim.

1.132            “Other Saga Intercompany Payables” means intercompany payables owed to Saga by its non-Debtor Affiliates (other than the CGF Intercompany Payable and CGIL Intercompany Payable) with an aggregate face amount of $11,679,643, as of October 31, 2021.

1.133            “Other Secured Claim” means any Secured Claim against any Debtor other than the Itaú Chile Secured Claims, Itaú Colombia Secured Claims, and the Non-Recourse Secured Claims, including any secured tax Claim.

1.134            “Person” means a “person” as defined in section 101(41) of the Bankruptcy Code.

1.135            “Petition Date” means, with respect to the First Petition Date Debtors, the First Petition Date, and with respect to the Second Petition Date Debtors, the Second Petition Date.

1.136            “Plan” means, collectively, this joint chapter 11 plan of liquidation, the Exhibits, all annexes, supplements and schedules hereto, and any document to be executed, delivered, assumed or performed in connection with the occurrence of the Effective Date, including the documents to be included in the Plan Supplement, in each case as may be amended, modified or supplemented from time to time in accordance with the terms hereof.

1.137            “Plan Administrator” means such Person as will be designated in the Plan Supplement by the Debtors in accordance with the Plan and reasonably satisfactory to Itaú and the Committee, and any successor to such Person designated by the Debtors and reasonably satisfactory to Itaú and the Committee.

1.138            “Plan Objection Deadline” means the deadline for parties-in-interest to object to confirmation of the Plan, as such deadline may be extended by the Debtors from time to time.

1.139            “Plan Supplement” means one or more supplements to the Plan containing certain agreements, lists, documents or forms of documents and/or schedules or exhibits relating to the implementation of the Plan, which may include certain agreements, lists, documents or forms of documents and/or schedules or exhibits necessary to comply with Bankruptcy Code sections 1123(a)(7) and 1129(a)(5); provided that each such agreement, list, document or form of document and/or schedule or exhibit affecting the treatment of Itaú under the Plan shall be reasonably satisfactory to Itaú and each such agreement, list, document or form of document and/or schedule or exhibit affecting the treatment of the Holders of CGB Unsecured Notes Claims under the Plan shall be reasonably satisfactory to the Committee.

1.140            “Plan Transactions” means (a) the transactions implementing a liquidation of the Debtors, in accordance with, and subject to the terms and conditions set forth in, the Plan, (b) the Colombia Transactions (to the extent not consummated prior to the Confirmation Date), (c) the CG Interhold Restructuring, (d) the FIP Corp Life Liquidation and (e) the establishment and implementation of the Litigation Trust.

1.141            “Priority Tax Claim” means any Claim of a Governmental Unit of the kind specified in section 507(a)(8) of the Bankruptcy Code.

1.142            “Pro rata” means, at any time, the proportion that the face amount of a Claim or Equity Interest bears to the aggregate face amount of all Claims or Equity Interests sharing a recovery, unless the Plan provides otherwise.

1.143            “Professional” means: (a) any Entity employed in the Chapter 11 Cases pursuant to section 327, 328, 363 or 1103 of the Bankruptcy Code and (b) any Entity seeking compensation or reimbursement of expenses in connection with the Chapter 11 Cases pursuant to section 503(b)(4) of the Bankruptcy Code.

1.144            “Professional Claims Bar Date” means forty-five (45) days after the Effective Date.

1.145            “Professional Fee Claim” means a Claim under sections 328, 330(a), 331, 363, 503 or 1103 of the Bankruptcy Code for compensation for services rendered or reimbursement of costs, expenses or other charges incurred by Professionals after the applicable Petition Date and prior to the Effective Date.

1.146            “Professional Fee Escrow Account” means an interest-bearing account funded by the Debtors in Cash on the Effective Date pursuant to Article II.A(ii) of the Plan, in an amount equal to the Professional Fee Reserve Amount; provided that if funding such account in Cash would delay the Effective Date, the Debtors shall reserve CGB Unencumbered Shares with a value, based on the closing price of the Itaú Corpbanca Shares traded on the Bolsa de Comercio de Santiago and Bolsa Electronica de Chile on the Business Day before the Effective Date, equal to 200% of the Professional Fee Reserve Amount, to enable such account to be funded in Cash by selling such reserved CGB Unencumbered Shares, whereupon any excess shares so reserved shall be distributed to the parties who would have received such shares under the terms of the Plan had they not been placed in such reserve.

1.147            “Professional Fee Reserve Amount” means the aggregate amount of Professional Fee Claims and other unpaid fees and expenses that the Professionals estimate they have incurred or will incur in rendering services to the Debtors prior to the Effective Date, which estimates Professionals shall deliver to the Debtors as set forth in Article II.A(i) of the Plan.

1.148            “Proof of Claim” means a proof of claim filed against any Debtor in the Chapter 11 Cases.

1.149            “Qualified Institutional Buyer” means (a) with respect to Itaú or any Holder of Non-Recourse Secured Claims, a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act and (b) with respect to Holders of CGB Unsecured Notes Claims, each Holder of CGB Unsecured Notes Claims that has certified through ATOP that it is a “qualified institutional buyer” within the meaning of Rule 144A of the Securities Act; provided, that if the Debtors or the Wind Down Estates are unable to verify that such certifying Holder is a Qualified Institutional Buyer after having taken commercially reasonable steps to do so, the Debtors and the Wind Down Estates may, in their sole discretion, treat such Holder as a Non-QIB for all purposes under the Plan.

1.150            “Reinstate”, “Reinstated” or “Reinstatement” means, with respect to any Claim: (a) leaving unaltered the legal, equitable and contractual rights to which a Claim entitles the Holder of such Claim in accordance with section 1124 of the Bankruptcy Code or (b) notwithstanding any contractual provision or applicable law that entitles the Holder of such Claim to demand or receive accelerated payment of such Claim after the occurrence of a default: (i) curing any such default that occurred before or after the applicable Petition Date, other than a default of a kind specified in section 365(b)(2) of the Bankruptcy Code or of a kind that section 365(b)(2) of the Bankruptcy Code expressly does not require to be cured; (ii) reinstating the maturity of such Claim as such maturity existed before such default; (iii) compensating the Holder of such Claim for any damages incurred as a result of any reasonable reliance by such Holder on such contractual provision or such applicable law; (iv) if such Claim arises from any failure to perform a non-monetary obligation, other than a default arising from failure to operate a non-residential real property lease subject to section 365(b)(1)(A) of the Bankruptcy Code, compensating the Holder of such Claim (other than any Debtor or an insider of any Debtor) for any actual pecuniary loss incurred by the Holder of such Claim as a result of such failure; and (v) not otherwise altering the legal, equitable or contractual rights to which such Claim entitles the Holder of such Claim.

1.151            “Rejected Contract Claims Bar Date” means, with respect to any Executory Contract or Unexpired Lease that is rejected pursuant to this Plan, 4:00 p.m. (Eastern Time) on the earlier of (a) the 30th day after entry by the Bankruptcy Court of an order providing for the rejection of such Executory Contract or Unexpired Lease and (b) the 30th day after the Effective Date; provided, however, that the deadline for filing any rejection damages claim in connection with any Executory Contract or Unexpired Lease rejected pursuant to a prior order of the Bankruptcy Court shall be the date set forth in the respective order authorizing such rejection.

1.152            “Related Parties” means, collectively, with respect to any Entity or Person, such Entity or Person’s, current, former and future direct and indirect affiliates, member firms and associated entities (but excluding, in each case, Itaú Corpbanca and any Entity or Person affiliated with the Debtors solely through their direct or indirect ownership interest in Itaú Corpbanca); and with respect to each of the foregoing, their current and former direct and indirect affiliates, current and former directors, current and former managers, current and former officers, direct and indirect equity holders, trusts, affiliated investment funds or investment vehicles, predecessors, participants, successors, assigns, subsidiaries, affiliates, managed accounts or funds, partners, limited partners, general partners, principals, members, management companies, fund advisors, employees, agents, trustees, advisory board members, financial advisors, attorneys, accountants, investment bankers, consultants, representatives, and other professionals, in each case, in their capacity as such.

1.153            “Related Party Settlement Consideration” means the SP Short Term Note, the SP Gasa Secured Note and the SP Gasa Secured Note Security Agreement, in each case, to be transferred to CGB on the Effective Date by the applicable Related Settling Parties or their designees.

1.154            “Related Party Settlement Termination Event” means the timely delivery by the Litigation Trustee of a Related Party Settlement Termination Notice in accordance with Article V.W of the Plan.

1.155            “Related Party Settlement Termination Notice” has the meaning set forth in Article V.W of the Plan.

1.156            “Related Settling Parties” means the parties to the SP Settlement that are Related Parties of the Debtors.

1.157            “Release Objectors” means BCI, the DBTCA Collateral Agent and Banco BTG Pactual Chile.

1.158            “Released Debtor Affiliate” means any (a) Person or Entity that (x) has the power to control, directly or indirectly, any Debtor, or (y) is in common control with any or by any Debtor and (b) any Controlled Entity.

1.159            “Released Party” means, each of, and in each case in its capacity as such: (a) the Debtors; (b) the Wind Down Estates; (c) the Settling Parties; (d) the Plan Administrator; (e) the Committee and its members (solely in their capacity as such); (f) each current and former Released Debtor Affiliate; and (g) each Related Party of each Entity in clause (a) through (f). For the avoidance of doubt, no Cause of Action against any Entity or Person that is a Litigation Trust Claim shall be released under this Plan.

1.160            “Releasing Party” means, each of, and in each case in its capacity as such: (a) the Debtors; (b) the Wind Down Estates; (c) the Settling Parties; (d) each Holder of a Claim or Equity Interest entitled to vote to accept or reject the Plan other than an Opt-Out Creditor; (e) each Holder of a Claim or Equity Interest that is Unimpaired and presumed to accept the Plan (other than the Release Objectors and Holders of Administrative Claims, Priority Tax Claims or Claims in Class 1 and Class 2); and (f) each current and former Related Party of each Entity in clause (a) through (e), solely to the extent such Entity has the authority to bind such Related Party under applicable non-bankruptcy law; provided that for the avoidance of doubt, notwithstanding any other provision of the Plan, Itaú Corpbanca and each Release Objector shall not be Releasing Parties.

1.161            “Residual Wind Down Cash” means the Cash in the Wind Down Account, other than Cash budgeted (as specified in the definition of Estate Cash Expenses) for use by the Plan Administrator for Estate Cash Expenses.

1.162            “Saga” means Debtor Compañia Inmobiliaria y de Inversiones Saga SpA, a sociedad de responsabilidad limitada organized under the laws of Chile.

1.163            “Saga Intercompany Payables” means, collectively, the CGF Intercompany Payable, the CGIL Intercompany Payable and the Other Saga Intercompany Payables.

1.164            “Saga Itaú Unsecured Claims” means all Claims arising from or related to Saga’s obligations under the Itaú Chile Saga Guarantee.

1.165            “Second Petition Date” means June 29, 2021.

1.166            “Second Petition Date Debtors” means Compañia Inmobiliaria y de Inversiones Saga SpA, and CG Financial Chile SpA.

1.167            “Second Petition Date Itaú Chile Claim Amount” means an amount equal to the sum of (i) $805,873,810, reflecting the outstanding principal amount under the Itaú Chile Credit Agreement; plus (ii) $41,409,059.38, reflecting the accrued and unpaid interest under the Itaú Chile Credit Agreement as of the Second Petition Date; plus (iii) the amount of all other Itaú Chile Obligations, which amount of such other Itaú Chile Obligations shall be fixed in a liquidated amount as may be agreed by the Debtors and Itaú prior to the Confirmation Hearing; minus (iv) $1,685,616.13, reflecting the intrinsic value of subscription rights transferred to Itaú pursuant to the Subscription Rights Sale Order; minus (v) the amount of the Itaú Dividend (as defined in the Order Approving Stipulation Among the Debtors and Itaú Unibanco, Nassau Branch Regarding the Itaú Corpbanca Dividend [Docket No. 670]), as determined based on the March 31, 2022 closing price of the Itaú Corpbanca Shares traded on the Bolsa de Comercio de Santiago and Bolsa Electronica de Chile.

1.168            “Secured Claim” means a Claim against a Debtor that is secured by a Lien on property in which such Debtor’s Estate has an interest, which Lien is valid, perfected, and enforceable under applicable law or by reason of a Bankruptcy Court order, or that is subject to setoff pursuant to section 553 of the Bankruptcy Code, to the extent of the value of the Claim Holder’s interest in such Estate’s interest in such property or to the extent of the amount subject to setoff, as applicable, as determined pursuant to section 506(a) of the Bankruptcy Code.

1.169            “Securities Act” means the Securities Act of 1933, as now in effect or hereafter amended, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder.

1.170            “Security” has the meaning set forth in section 2(a)(1) of the Securities Act.

1.171            “Settling Parties” means the parties to the SP Settlement (as set forth in Exhibit F to the Plan Supplement) and their respective Related Parties.

1.172            “Share Purchase Agreements” means the Share Purchase Agreement, dated October 26, 2016, between Corp Group Banking S.A. and ITB Holding Brasil Participações Ltda., the Share Purchase Agreement, dated September 13, 2017, by and among Corp Group Banking S.A., and ITB Holding Brasil Participações Ltda., the Share Purchase Agreement, dated October 12, 2018, by and among Compañía Inmobiliaria de Inversiones SAGA SpA, and ITB Holding Brasil Participações Ltda., and the Share Purchase Agreement dated September 10, 2020, by and among Compañía Inmobiliaria y de Inversiones SAGA SpA, and ITB Holding Brasil Participações Ltda, in each case as amended, restated, supplemented or otherwise modified from time to time.

1.173            “Shareholders’ Agreement” means that certain agreement between Itaú Unibanco Holding S.A., Gasa, Corp Group Holding Inversiones Limitada, CGB, Saga, and CG Interhold, dated as of April 1, 2016, as amended, restated, supplemented or otherwise modified from time to time.

1.174            “Solicitation” means the Debtors’ formal request for acceptances of the Plan, consistent with sections 1125 and 1126 of the Bankruptcy Code, rules 3017 and 3018 of the Bankruptcy Rules and applicable non-bankruptcy law.

1.175            “Solicitation Agent” means Prime Clerk LLC, the notice, claims and solicitation agent retained by the Debtors for the Chapter 11 Cases.

1.176            “SP Gasa Secured Note” means a 15-year note with an initial principal amount of CLP$20,001,718,000.00 denominated in Unidades de Fomento (UF) as of the date of issuance, issued by Gasa to CGB for distribution into the Litigation Trust, consistent in all material respects with the Amended SP Settlement Term Sheet and otherwise in form and substance reasonably acceptable to Gasa, the Debtors, and the Committee, the form of which shall be filed as part of the Plan Supplement.

1.177            “SP Gasa Secured Note Security Agreement” means an agreement pursuant to which Gasa pledges certain collateral to secure its obligations under the SP Gasa Secured Note, consistent in all material respects with the Amended SP Settlement Term Sheet and otherwise in form and substance reasonably acceptable to Gasa, the Debtors, and the Committee, the form of which shall be filed as part of the Plan Supplement.

1.178            “SP Settlement” means the good faith compromise and settlement of all Estate Causes of Action against the Settling Parties in exchange for the Related Party Settlement Consideration, as implemented by and on the terms set forth in this Plan and the Plan Supplement.

1.179            “SP Short Term Note” means a note with an initial principal amount of $4 million, issued by the SP Short Term Note Issuer to CGB for distribution to the Litigation Trust, consistent in all material respects with the Amended SP Settlement Term Sheet and otherwise in form and substance reasonably acceptable to Gasa, the Debtors, and the Committee, the form of which shall be filed as part of the Plan Supplement.

1.180            “SP Short Term Note Issuer” means Jorge Andrés Saieh Guzmán. All notices to the SP Short Term Note Issuer shall be delivered to the following address: c/o Andres Winter Salgado, Rosario Norte 660, 22nd floor, Las Condes, Santiago, Chile, andres.winter@corpgroup.cl; or such other electronic or physical addresses as the SP Representative may inform the Litigation Trustee of in writing from time to time.

1.181            “SP Short Term Note Payment Default” means a payment default under the SP Short Term Note.

1.182            “Subscription Rights Sale Order” means the Order (I) Authorizing the Debtors to (A) Sell Unencumbered Subscription Rights for Shares of Itaú Corpbanca Free and Clear of Liens, Claims, Encumbrances, and Other Interests; (B) Transfer Encumbered Subscription Rights to Secured Creditors; (C) Enter Into a Broker Agreement and (II) Granting Related Relief [Docket No. 280], filed on October 20, 2021.

1.183            “Tax” has the meaning set forth in Article V.R of the Plan.

1.184            “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of Delaware or the Uniform Commercial Code as in effect in any other state to the extent it may be applicable to any security interests in property of the Debtors.

1.185            “Unclaimed Distribution” means any distribution under the Plan or as otherwise authorized by the Bankruptcy Court on account of an Allowed Claim to a Holder that, within six (6) months from when the distribution was first made, has not: (a) accepted a particular distribution or, in the case of distributions made by check, negotiated such check; (b) given notice to the Plan Administrator of an intent to accept a particular distribution; (c) responded to the Plan Administrator’s request for information necessary to facilitate a particular distribution; (d) taken delivery of such distribution or where such distribution was returned for lack of a current address or otherwise; or (e) taken any other action necessary to facilitate such distribution. For the avoidance of doubt, (i) unclaimed distributions from the Litigation Trust shall be treated in accordance with the Litigation Trust Agreement; and (ii) unclaimed distributions to Holders Class 7B CGB Unsecured Notes Claims shall be redistributed by the CGB Unsecured Notes Trustee, pro rata, to other Holders of Class 7B CGB Unsecured Notes Clams.

1.186            “Unexpired Lease” means a lease to which any of the Debtors is a party that is subject to assumption or rejection under section 365 of the Bankruptcy Code.

1.187            “Unimpaired” means any Claim or Equity Interest that is not Impaired.

1.188            “Unimpaired Claim” means Administrative Claims, Priority Tax Claims, Non-Recourse Secured Claims, Other Secured Claims and Other Priority Claims.

1.189            “Unsecured Claims Pool” means the CGB Itaú Deficiency Claims and the CGB Unsecured Notes Claims.

1.190            “U.S.” means the United States of America.

1.191            “U.S. Trustee” means the Office of the United States Trustee for the District of Delaware.

1.192            “Voting Classes” means collectively, Classes 4, 5, 6, 7A, 7B and 8.

1.193            “Voting Record Date” means the date for determining which Holders are entitled to receive the Disclosure Statement and vote to accept or reject the Plan, as applicable, which date is February 16, 2022 for all Holders of Claims in the Voting Classes.

1.194            “Wind Down Account” means an interest-bearing account funded by the Debtors with the Wind Down Cash.

1.195            “Wind Down Cash” shall mean all Cash on hand at the Debtors as of the Effective Date, after funding of the Professional Fee Escrow Account. For the avoidance of doubt, the Wind Down Cash shall not include the Litigation Trust Funding Amount or any Litigation Trust Net Recoveries.

1.196            “Wind Down Estates” means the Estates of each Debtor after the Effective Date of the Plan.

1.197            “Worthless Assets” means assets determined by the Debtor, with the consent of Itaú and the Committee (in each case, not to be unreasonably withheld), to have de minimis value.

Article II.

TREATMENT OF UNCLASSIFIED CLAIMS

In accordance with section 1123(a)(1) of the Bankruptcy Code, Administrative Claims, and Priority Tax Claims are not classified and are not entitled to vote on the Plan.

A.	Administrative Claims

Subject to subparagraph (i) below, in full and complete satisfaction of each Allowed Administrative Claim (except to the extent that (a) the Holder of such Allowed Administrative Claim agrees in writing to less favorable treatment or (b) the Holder of such Allowed Administrative Claim has been paid in full during the Chapter 11 Cases), the Debtors or the Wind Down Estates, as applicable, at the option of the Debtors or the Plan Administrator, as applicable, shall pay to each Holder of an Allowed Administrative Claim Cash in an amount equal to the due and unpaid portion of its Allowed Administrative Claim on the later of (x) the Effective Date, or as soon thereafter as is reasonably practicable and (y) as soon as practicable after such Allowed Administrative Claim becomes due and payable.

(i)            Professional Fee Claims

Professionals (a) asserting a Professional Fee Claim shall deliver to the Debtors such Professionals’ estimates for purposes of the Debtors computing the Professional Fee Reserve Amount no later than five (5) Business Days prior to the anticipated Effective Date; provided, that, for the avoidance of doubt, no such estimate shall be deemed to limit the amount of the fees and expenses that are the subject of a Professional’s final request for payment of Professional Claims filed with the Bankruptcy Court; provided, further, that, if a Professional does not provide an estimate, the Debtors may estimate the unpaid and unbilled fees and expenses of such Professional; and (b) asserting a Professional Fee Claim for services rendered before the Effective Date must file and serve on the Plan Administrator and such other Entities who are designated by the Bankruptcy Rules, the Confirmation Order or other order of the Bankruptcy Court an application for final allowance of such Professional Fee Claim no later than the Professional Claims Bar Date. For the avoidance of doubt, no fee applications will be required in respect of services performed by Professionals on and after the Effective Date. Objections to any Professional Fee Claim must be filed and served on the Plan Administrator and the applicable Professional within thirty (30) days after the filing of the final fee application with respect to the Professional Fee Claim. Any such objections that are not consensually resolved may be set for hearing on no less than twenty-one (21) days’ notice.

(ii)            Professional Fee Escrow Account

On the Effective Date, the Debtors shall establish the Professional Fee Escrow Account and fund such account with Cash equal to the Professional Fee Reserve Amount. The Professional Fee Escrow Account shall be maintained in trust for the Professionals. Each Holder of an Allowed Professional Fee Claim will be paid by the Wind Down Estates in Cash from the Professional Fee Escrow Account within five (5) Business Days of entry of the order approving such Allowed Professional Fee Claim. If the Professional Fee Escrow Account is depleted, each Holder of an Allowed Professional Fee Claim will be paid the full amount of such Allowed Professional Fee Claim by the Wind Down Estates in Cash within five (5) Business Days of entry of the order approving such Allowed Professional Fee Claim. All amounts remaining in the Professional Fee Escrow Account after all Allowed Professional Fee Claims have been paid in full shall vest in and be transferred to the Wind Down Account. If the Professional Fee Escrow Account is insufficient to pay the full amount of all Allowed Professional Fee Claims, remaining unpaid Allowed Professional Fee Claims will be promptly paid by the Wind Down Estates from the Wind Down Account without any further action or order of the Bankruptcy Court.

B.	Priority Tax Claims

In full and complete satisfaction of each Allowed Priority Tax Claim (except to the extent that (a) the Holder of such Allowed Priority Tax Claim agree in writing to less favorable treatment or (b) the Holder of such Allowed Priority Tax Claim has been paid in full during the Chapter 11 Cases), on the Effective Date, each Holder of an Allowed Priority Tax Claim will be treated in accordance with section 1129(a)(9)(C) of the Bankruptcy Code. In the event an Allowed Priority Tax Claims is also a secured tax Claim, such Claim shall, to the extent it is Allowed, be treated as an Other Secured Claim if such Claim is not otherwise paid in full.

C.	Statutory Fees

Notwithstanding anything herein to the contrary, on the Effective Date, the Debtors shall pay, in full, in Cash, any fees due and owing to the U.S. Trustee pursuant to 28 U.S.C. § 1930(a)(6) (the “Statutory Fees”). On and after the Effective Date, the Statutory Fees for each Debtor shall be paid until the earlier of such time that a particular case is closed, dismissed or converted to a case under chapter 7 of the Bankruptcy Code. The Debtors shall file all monthly operating reports due prior to the Effective Date when they become due, using UST Form 11-MOR. After the Effective Date, UST Form 11-PCR reports shall be filed in each of the Debtors’ cases when they become due, until the earlier of such time that a particular case is closed, dismissed or converted to a case under chapter 7 of the Bankruptcy Code.

Article III.

CLASSIFICATION AND TREATMENT OF CLASSIFIED CLAIMS AND EQUITY INTERESTS

A.	Introduction

All Claims and Equity Interests, except Administrative Claims and Priority Tax Claims, are placed in the Classes set forth below in accordance with section 1123(a)(1) of the Bankruptcy Code. The categories of Claims and Equity Interests listed below classify Claims and Equity Interests for all purposes, including voting, Confirmation and distribution pursuant to the Plan and pursuant to sections 1122 and 1123(a)(1) of the Bankruptcy Code. A Claim or Equity Interest is in a particular Class only to the extent that any such Claim or Equity Interest is Allowed in that Class and has not been paid, released or otherwise settled prior to the Effective Date. Unless otherwise indicated, the Holder of an Allowed Claim shall receive such treatment on the Effective Date or as soon as reasonably practicable thereafter.

B.	Summary of Classification and Treatment of Classified Claims and Equity Interests

Class	Claim	Status	Voting Rights
1	Other Secured Claims	Unimpaired	Presumed to Accept
2	Other Priority Claims	Unimpaired	Presumed to Accept
3	Non-Recourse Secured Claims	Unimpaired	Presumed to Accept
4	Itaú Chile Secured Claims	Impaired	Entitled to Vote
5	Itaú Colombia Secured Claims	Satisfied in Full	N/A
6	Saga Itaú Unsecured Claims	Impaired	Entitled to Vote
7A	CGB Itaú Deficiency Claim	Impaired	Entitled to Vote
7B	CGB Unsecured Notes Claims	Impaired	Entitled to Vote
8	Convenience Claims	Impaired	Entitled to Vote
9	Intercompany Claims	Impaired	Deemed to Reject
10	Existing Equity Interests in the Debtors	Impaired	Deemed to Reject

C.	Classification and Treatment of Claims and Equity Interests

Class 1 – Other Secured Claims.

(A)	Classification: Class 1 consists of Other Secured Claims against each Debtor. Each Other Secured Claim is hereby Allowed in an amount equal to the market value, as of the Effective Date, of the collateral securing such Other Secured Claim.

(B)	Treatment: Except to the extent that a Holder of an Allowed Other Secured Claim agrees to less favorable treatment, in full and final satisfaction of each Allowed Other Secured Claim, each Holder thereof shall receive, at the option of the Debtors: (a) payment in full in cash of the due and unpaid portion of its Other Secured Claim on the later of (x) the Effective Date (or as soon thereafter as reasonably practicable) and (y) as soon as reasonably practicable after the date such Claim because due and payable or (b) the collateral securing its Allowed Other Secured Claim.

(C)	Impairment and Voting: Class 1 is Unimpaired by the Plan. Each Holder of an Other Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Secured Claim is not entitled to vote to accept or reject the Plan in respect of such Claim.

Class 2 – Other Priority Claims.

(A)	Classification: Class 2 consists of Other Priority Claims against each Debtor.

(B)	Treatment: Except to the extent that a Holder of an Allowed Other Priority Claim agrees to less favorable treatment, to the extent such claim has not already been paid in full during the Chapter 11 Cases, in full and final satisfaction of each Allowed Other Priority Claim, each Holder thereof shall receive treatment consistent with the provisions of section 1129(a)(9) of the Bankruptcy Code, in each case, as determined by the Debtors.

(C)	Impairment and Voting: Class 2 is Unimpaired by the Plan. Each Holder of an Other Priority Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Other Priority Claim is not entitled to vote to accept or reject the Plan in respect of such Claim.

Class 3 – Non-Recourse Secured Claims.

(A)	Classification: Class 3 consists of Non-Recourse Secured Claims against each Debtor. Each Non-Recourse Secured Claim is hereby Allowed in an amount equal to the market value, as of the Effective Date, of the collateral securing such Non-Recourse Secured Claim; subject, (a) in the case of BCI, to reduction by the BCI Settlement Amount and (b) in the case of the DBTCA Collateral Agent, to reduction in accordance with the DBTCA Collateral Agent Stipulation.

(B)	Treatment: Except to the extent that a Holder of an Allowed Non-Recourse Secured Claim agrees to less favorable treatment, in full and final satisfaction of each Non-Recourse Secured Claim, each Holder thereof (or its designee) shall receive, at the option of such Holder, (x) all collateral securing its Allowed Non-Recourse Secured Claim or (y) (i) all cash collateral securing its Allowed Non-Recourse Secured Claim and (ii) the NRSC Escrow Rights in the Itaú Corpbanca Shares securing its Allowed Non-Recourse Secured Claim; provided that if a Holder of an Allowed Non-Recourse Secured Claim has not entered into a NRSC Escrow Agreement with the Debtors and/or Plan Administrator prior to the Effective Date, it shall be deemed to have elected to receive all collateral securing its Allowed Non-Recourse Secured Claim.

(C)	Impairment and Voting: Class 3 is Unimpaired by the Plan. Each Holder of a Non-Recourse Secured Claim is conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code. Therefore, each Holder of an Allowed Non-Recourse Secured Claim is not entitled to vote to accept or reject the Plan in respect of such Claim.

Class 4 – Itaú Chile Secured Claims.

(A)	Classification: Class 4 consists of the Itaú Chile Secured Claims. The Itaú Chile Secured Claims are hereby Allowed in the Itaú Chile Secured Claim Amount. The Itaú Chile Secured Claims shall not be subject to any avoidance, reduction, setoff, recoupment, recharacterization, subordination (equitable, contractual, or otherwise), counterclaim, defense, disallowance, impairment, surcharge under section 506(c) of the Bankruptcy Code, objection, any challenges under applicable law or regulation, or any other claim or defense.

(B)	Treatment: On the Effective Date, except to the extent that Itaú expressly agrees in writing to less favorable treatment, Itaú (and/or its designee) shall receive the Itaú Encumbered IC Shares and all dividends, distributions or other proceeds of or upon such shares (including preemptive rights, if any) received or receivable by the Debtors from and after the First Petition Date.

(C)	Impairment and Voting: Class 4 is Impaired by the Plan. Itaú is entitled to vote to accept or reject the Plan in respect of its Itaú Chile Secured Claims.

Class 5 – Itaú Colombia Secured Claims.

(A)	Classification: Class 5 consists of the Itaú Colombia Secured Claims. The Itaú Colombia Secured Claim Amount is zero. The Itaú Colombia Secured Claims shall not be subject to any avoidance, reduction, setoff, recoupment, recharacterization, subordination (equitable, contractual, or otherwise), counterclaim, defense, disallowance, impairment, surcharge under section 506(c) of the Bankruptcy Code, objection, any challenges under applicable law or regulation, or any other claim or defense.

(B)	Treatment: The Itaú Colombia Secured Claims have been satisfied in full as a result of the consummation of the Colombia Transactions.

(C)	Impairment and Voting: The Itaú Colombia Secured Claims have been satisfied in full and shall not vote.

Class 6 – Saga Itaú Unsecured Claims.

(A)	Classification: Class 6 consists of the Saga Itaú Unsecured Claims. The Saga Itaú Unsecured Claims are hereby Allowed in an aggregate amount equal to the Second Petition Date Itaú Chile Claim Amount.

(B)	Treatment: In lieu of Itaú’s receipt of a distribution on the Effective Date, the CG Interhold Restructuring will be consummated.

(C)	Impairment and Voting: Class 6 is Impaired by the Plan. Itaú is entitled to vote to accept or reject the Plan in respect of its Saga Itaú Unsecured Claims.

Class 7A – CGB Itaú Deficiency Claim.

(A)	Classification: Class 7A consists of the CGB Itaú Deficiency Claim. The CGB Itaú Deficiency Claim is hereby Allowed in an amount equal to the CGB Itaú Deficiency Claim Amount.

(B)	Treatment: On the Effective Date, except to the extent that Itaú expressly agrees in writing to less favorable treatment, Itaú (and/or its designee) shall receive its pro rata share of (based on the Unsecured Claims Pool) (1) the CGB Unencumbered Shares (less any such shares sold to fund the Estate Cash Expenses) and (2) the Residual Wind Down Cash.

(C)	Impairment and Voting: Class 7A is Impaired by the Plan. Itaú is entitled to vote to accept or reject the Plan in respect of its CGB Itaú Deficiency Claims.

Class 7B – CGB Unsecured Notes Claims.

(A)	Classification: Class 7B consists of the CGB Unsecured Notes Claims. The CGB Unsecured Notes Claims are hereby Allowed in an aggregate principal amount equal to $543,687,500, plus all other unpaid and outstanding obligations including any accrued and unpaid interest thereon (including at any applicable default rate), and all applicable fees, costs, charges, expenses, premiums or other amounts arising under the CGB Unsecured Notes Indenture, in each case, as of the First Petition Date.

(B)	Treatment: On the Effective Date, except to the extent that a Holder of CGB Unsecured Notes Claims agrees to less favorable treatment, each Holder thereof shall receive the following, subject in all respects to the right of the CGB Unsecured Notes Trustee to assert its charging lien against such distributions in accordance with the CGB Unsecured Notes Indenture and the Plan:

•	if such Holder is a Qualified Institutional Buyer, its pro rata share of (x) (based on the Unsecured Claims Pool) (1) the CGB Unencumbered Shares (less any such shares sold or to be sold to fund the Estate Cash Expenses, the CGBUNT Fees and Expenses and the Litigation Trust Funding Amount), and (2) the Residual Wind Down Cash, and (y) distributions from the Litigation Trust in accordance with the Litigation Trust Agreement, subject to the Itaú Litigation Trust Share; and

•	if such Holder is a Non-QIB, its pro rata share of (w) (based on the Unsecured Claims Pool) the Residual Wind Down Cash, (x) (based on the CGB Unsecured Notes Claims held by Non-QIBs) the Non-QIB Cash Distribution, and (y) distributions from the Litigation Trust in accordance with the Litigation Trust Agreement, subject to the Itaú Litigation Trust Share;

provided, further, that the CGB Unsecured Notes Trustee shall be entitled to deduct consideration from the distributions to such Holders on a pro rata basis in order to fund the CGB Unsecured Notes Trustee Reserve and otherwise pay itself the full amount of the CGBUNT Fees and Expenses.

(C)	Impairment and Voting: Class 7B is Impaired by the Plan. Each Holder of a CGB Unsecured Notes Claim is entitled to vote to accept or reject the Plan in respect of such Claim.

Class 8 – Convenience Claims.

(A)	Classification: Class 8 consists of Allowed Convenience Claims.

(B)	Treatment: Except to the extent that a Holder of a Convenience Claim has already been paid during the Chapter 11 Cases or such Holder agrees to less favorable treatment, each Holder of an Allowed Convenience Claim shall receive payment in Cash in an amount equal to 10% of such Allowed Convenience Claim; provided that the aggregate amount of Cash received by all Holders of Allowed Convenience Claims on account of their Convenience Claims shall not exceed $100,000.

(C)	Impairment and Voting: Class 8 is Impaired by the Plan. Each Holder of a Convenience Claim is entitled to vote to accept or reject the Plan in respect of such Claim.

Class 9 – Intercompany Claims.

(A)	Classification: Class 9 consists of Intercompany Claims.

(B)	Treatment: On the Effective Date, to increase the recoveries of third-party creditors of the Debtors, each Intercompany Claim shall be Impaired and cancelled without any distribution.

(C)	Impairment and Voting: Class 9 is Impaired by the Plan, and each Holder of an Intercompany Claim is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore each Holder of an Intercompany Claim is not entitled to vote to accept or reject the Plan in respect of such Claim.

Class 10 – Existing Equity Interests in the Debtors.

(A)	Classification: Class 10 consists of the Existing Equity Interests in the Debtors.

(B)	Treatment: On the Effective Date, the Existing Equity Interests in the Debtors shall be cancelled, extinguished or otherwise rendered economically worthless. Holders of Existing Equity Interests in the Debtors shall receive no recovery on account of such Equity Interests.

(C)	Impairment and Voting: Class 10 is Impaired by the Plan, and each Holder of an Existing Equity Interest in the Debtors is conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code. Therefore, each Holder of an Existing Equity Interest in the Debtors is not entitled to vote to accept or reject the Plan.

D.	Special Provisions Regarding Unimpaired Claims

The Debtors, the Plan Administrator and any other Entity shall retain all defenses, counterclaims, rights to setoff and rights to recoupment, if any, as to Unimpaired Claims. Holders of Unimpaired Claims shall not be required to file a Proof of Claim with the Court and shall retain all their rights under applicable non-bankruptcy law to pursue their Unimpaired Claims in any forum with jurisdiction over the parties.

Article IV.

ACCEPTANCE OR REJECTION OF THE PLAN

A.	Presumed Acceptance of the Plan

Classes 1, 2 and 3 are Unimpaired by the Plan and are conclusively presumed to have accepted the Plan pursuant to section 1126(f) of the Bankruptcy Code.

B.	Deemed Rejection of the Plan

Classes 9 and 10 are Impaired by, and receiving no recovery under, the Plan and are conclusively deemed to have rejected the Plan pursuant to section 1126(g) of the Bankruptcy Code.

C.	Voting Classes

Each Holder of an Allowed Claim in the Voting Classes as of the applicable Voting Record Date is entitled to vote to accept or reject the Plan.

D.	Acceptance by Impaired Classes of Claims

Pursuant to section 1126(c) of the Bankruptcy Code and except as otherwise provided in section 1126(e) of the Bankruptcy Code, an Impaired Class of Claims has accepted the Plan if the Holders of at least two-thirds in dollar amount and more than one-half in number of the Allowed Claims in such Class actually voting have voted to accept the Plan.

E.	Confirmation Pursuant to Section 1129(b) of the Bankruptcy Code

The Debtors may request Confirmation of the Plan under section 1129(b) of the Bankruptcy Code with respect to any Impaired Class that does not accept the Plan pursuant to section 1126 of the Bankruptcy Code or that is deemed to reject the Plan.

F.	Plan Cannot Be Confirmed as to Some or All Debtors

If the Plan cannot be confirmed as to any Debtor, then the Debtors (a) may revoke the Plan as to such Debtor or (b) may revoke the Plan as to any Debtor (and any such Debtor’s Chapter 11 Case may be converted, continued or dismissed) and confirm the Plan as to the remaining Debtors to the extent required without the need for re-Solicitation as to any Holder of a Claim against and/or Equity Interest in a Debtor for which the Plan is not so revoked; provided that any revocations adversely affecting Itaú directly or indirectly must be satisfactory to Itaú in its sole judgment, and any revocation adversely affecting Holders of CGB Unsecured Notes Claims, directly or indirectly, must be satisfactory to the CGB Unsecured Notes Trustee in its sole judgment.

G.	Elimination of Vacant Classes

Any Class of Claims or Equity Interests that is not populated as of the commencement of the Confirmation Hearing by an Allowed Claim or Equity Interest, or a Claim or Equity Interest that is temporarily Allowed under Bankruptcy Rule 3018, shall be deemed eliminated from the Plan for purposes of: (a) voting to accept or reject the Plan; and (b) determining the acceptance or rejection of the Plan by such Class pursuant to sections 1129(a)(8) and 1129(a)(10) of the Bankruptcy Code.

Article V.

MEANS FOR IMPLEMENTATION OF THE PLAN

A.	Corporate and Organizational Existence of the Debtors.

On the Effective Date (or such later date as determined to be necessary or advisable by the Plan Administrator, in consultation with the Litigation Trustee), each Debtor shall be deemed dissolved under applicable law for all purposes without the necessity for any payments to be made in connection therewith. The Debtors or Plan Administrator, as applicable, are authorized to take any actions specified in the Plan Supplement that are not inconsistent with the joint chapter 11 plan of liquidation and are necessary or advisable to effectuate the foregoing under applicable law.

B.	Wind Down Estates.

The purpose of the Wind Down Estates is to distribute the Wind Down Cash from the Wind Down Account, dissolve the Debtors and take all other actions described in Article V.H, with no objective to continue or engage in the conduct of a trade or business. The Plan Administrator shall be vested with all powers and authority set forth in the Plan, shall be deemed to have been appointed as the Debtors’ Estates’ representative pursuant to section 1123(b)(3)(B) of the Bankruptcy Code, and shall have the duties of a trustee set forth in sections 704(a)(1), 704(a)(2) and 704(a)(5) of the Bankruptcy Code except as otherwise set forth herein. All actions taken by the Plan Administrator in its capacity as such under the Plan shall be deemed to have been taken on behalf of the Wind Down Estates.

C.	NRSC Escrow Rights.

In the event that a Holder of Allowed Non-Recourse Secured Claims elects to receive NRSC Escrow Rights as a distribution under the Plan: (a) from the Effective Date until the 180th day after the Effective Date, the Wind Down Estates shall (i) hold the applicable NRSC Itaú Corpbanca Shares for the benefit of such Holder for up to 180 days following the Effective Date, (ii) sell such NRSC Itaú Corpbanca Shares, and (iii) distribute the net proceeds of any such sale or of dividends, if any, paid on such NRSC Itaú Corpbanca Shares to such Holder, in each case as contemplated by the applicable NRSC Escrow Agreement, and (b) on or prior to the 181st day after the Effective Date, the Wind Down Estates shall transfer such NRSC Itaú Corpbanca Shares to a trustee or similar fiduciary reasonably acceptable to such Holder who has agreed to hold such shares for the benefit of such Holder. For the avoidance of doubt, following the Effective Date, none of the Debtors, the Wind Down Estates or the Litigation Trust shall have any beneficial interest in any NRSC Itaú Corpbanca Shares.

D.	Formation of Litigation Trust.

(i)            Litigation Trust. The Litigation Trust shall be established on the Effective Date pursuant to the Litigation Trust Agreement.

(ii)            Powers and Duties of Litigation Trustee. The Litigation Trustee shall be a fiduciary with duties solely to the applicable Holders of Allowed CGB Unsecured Notes Claims and Itaú (solely with respect to the Itaú Litigation Trust Share and the distribution and enforcement thereof), and shall be vested with all powers and authorities set forth in the Plan and the Litigation Trust Agreement.

(iii)            Establishment of Litigation Trust. On or before the Effective Date, the Committee, the Debtors, and the Litigation Trustee shall execute the Litigation Trust Agreement and take all necessary steps to establish the Litigation Trust. The Litigation Trust shall be established for the purpose of receiving the Litigation Trust Assets vested in the Litigation Trust, pursuing and receiving the proceeds of such Litigation Trust Claims for the benefit of Holders of Allowed CGB Unsecured Notes Claims and to the extent of the Itaú Litigation Trust Share, Itaú, and distributing the Litigation Trust Net Recoveries to Itaú and the Litigation Trust Distributable Cash to Holders of CGB Unsecured Notes Claims, with no objective to continue or engage in the conduct of a trade or business. The Litigation Trustee shall have the authority to retain any advisors for the purpose of carrying out its duties under the Litigation Trust Agreement, and shall be vested with all powers and authorities set forth in this Plan and the Litigation Trust Agreement.

(iv)            Funding of Litigation Trust Reserve. The Litigation Trustee, pursuant to the terms of the Litigation Trust, may establish a reserve (the “Litigation Trust Expense Reserve”) from Litigation Trust Net Recoveries (other than the Itaú Litigation Trust Share) pursuant to the definition of Litigation Trust Distributable Cash in amounts reasonably deemed necessary for the payment of costs and expenses of the Litigation Trust, including but not limited to contingent and/or unliquidated liabilities of the Litigation Trust. The Litigation Trust Expense Reserve is subject to funding from Litigation Trust Net Recoveries pursuant to the definition of Litigation Trust Distributable Cash; provided, however, that the Itaú Litigation Trust Share shall receive distributions of Litigation Trust Net Recoveries without deduction for any funding of the Litigation Trust Expense Reserve

(v)            Books and Records. Upon request of, and at the sole expense of the Litigation Trust, the Wind Down Estates shall provide the Litigation Trust with reasonable access to the Debtors’ books and records for the purpose of investigating and pursuing any Litigation Trust Claims that vest in the Litigation Trust; provided, that the provision of any such documents and information will be without waiver of any confidentiality obligations or evidentiary privileges, including without limitation, the attorney-client privilege, work-product doctrine, common interest, joint defense or any other privilege or immunity attaching to any such documents or information (written or oral). For the avoidance of doubt, nothing in this Section shall require the Wind Down Estates to provide or disclose anything to the Litigation Trust that is subject to the attorney-client privilege, work product doctrine, common interest, joint defense, or any other privilege or immunity, of the Debtors, current and former individual directors or officers of the Debtors, or of any other entity or individual; provided that to the extent there is a dispute regarding whether such documentation or information is privileged, the Wind Down Estates and the Litigation Trust shall negotiate in good faith to resolve such dispute. Absent a resolution, the Litigation Trust or the Wind Down Estates may seek a determination by the Bankruptcy Court.

Upon request of, and at the sole expense of the Litigation Trust, the Committee shall provide the Litigation Trust with reasonable access to the Committee’s documents and information for the purpose of investigating and pursuing any Litigation Trust Claims that vest in the Litigation Trust; provided, that the provision of any such documents and information will be without waiver of any confidentiality obligations or evidentiary privileges, including without limitation, the attorney-client privilege, work-product doctrine, common interest, joint defense or any other privilege or immunity attaching to any such documents or information (written or oral). For the avoidance of doubt, nothing in this Section shall require the Committee to provide or disclose anything to the Litigation Trust that is subject to the attorney-client privilege, work product doctrine, common interest, joint defense, or any other privilege or immunity; provided that to the extent there is a dispute regarding whether such documentation or information is privileged, the Committee and the Litigation Trust shall negotiate in good faith to resolve such dispute. Absent a resolution, the Litigation Trust or the Committee may seek a determination by the Bankruptcy Court.

(vi)            Taxation of Litigation Trust. The Litigation Trust will be designed and intended to meet the criteria set out in Rev. Procedure 94-45 for qualifying as a grantor trust for United States tax purposes. Accordingly, both the Litigation Trustee and relevant Holders shall, for United States tax purposes, treat Holders of the Allowed CGB Unsecured Notes Claims as receiving all of the assets of the Litigation Trust on the Effective Date in exchange for such claims and thereafter (a) earning all items of interest or other income earned by the Litigation Trust and (b) incurring any expenses or losses incurred by the Litigation Trust. The Litigation Trustee shall file grantor trust tax returns for the Litigation Trust in accordance with the above and send Holders of Allowed CGB Unsecured Notes Claims and Itaú appropriate statements regarding their allocable shares of the income, expense or loss referenced above.

(vii)            Constituent Documents of the Litigation Trust. On the Effective Date, the Litigation Trust Agreement and all other Constituent Documents of the Litigation Trust shall become effective without the need for any further notice or approvals, including under applicable non-bankruptcy law. After the Effective Date, the Litigation Trustee may amend and restate its Constituent Documents, as permitted by applicable law and pursuant to the terms contained therein.

(viii)            Distributions from Litigation Trust. The Litigation Trustee shall be empowered to make all distributions from the Litigation Trust contemplated by this Plan and the Litigation Trust Agreement, in accordance with the Litigation Trust Agreement, subject, with respect of distributions to Holders of CGB Unsecured Notes Claims, to the right of the CGB Unsecured Notes Trustee to assert its charging lien against such distributions in accordance with the CGB Unsecured Notes Indenture and the Plan. All fees and expenses of the Litigation Trustee shall be paid pursuant to the terms and conditions of the Litigation Trust Agreement.

E.	Consummation of Colombia Transactions.

The Colombia Transactions have been consummated pursuant to the Colombia Transactions Order. The Debtors shall take any actions reasonably requested by Itaú in order to complete the implementation of the Colombia Transactions, including by transferring immaterial shares of subsidiaries of Itaú Corpbanca Colombia to Itaú Corpbanca Colombia or its designee.

F.	Chilean Restructuring of CG Interhold.

CG Interhold and Itaú shall use their respective reasonable best efforts to consummate the CG Interhold Restructuring.

G.	Funding of Wind Down Account.

On the Effective Date, the Debtors and the Plan Administrator shall (a) establish the Wind Down Account and fund such account with the Wind Down Cash and (b) provide Itaú and the Committee a reasonably detailed written estimate of the amount of Wind Down Cash and Residual Wind Down Cash. Following Confirmation, the Debtors, in consultation with the Committee and Itaú, shall sell a sufficient number of CGB Unencumbered Shares to generate net Cash proceeds in an amount, together with Cash on hand at the Debtors, to fund Estate Cash Expenses. Such share sale shall be free and clear of any Liens and Claims.

H.	Corporate Action.

On or before the Effective Date, as applicable, notwithstanding any requirements under non-bankruptcy law, all actions contemplated by the Debtors, Plan Administrator and/or the Committee under the Plan shall be deemed authorized, approved and ratified in all respects without any requirement of further action by the Bankruptcy Court, including the: (1) selection of the Plan Administrator and the Litigation Trustee, in each case disclosed in accordance with Section 1129(a)(5) of the Bankruptcy Code; (2) the formation and continuation of the Wind Down Estates; (3) implementation of the Plan Transactions; (4) [Reserved]; (5) the execution of, and performance under, the NRSC Escrow Agreements; (6) rejection of Executory Contracts and Unexpired Leases; (7) the transfers of Itaú Corpbanca Shares and immaterial shares of subsidiaries of Itaú Corpbanca Colombia; (8) all other actions contemplated under the Plan (whether to occur before, on, or after the Effective Date); (9) dissolution of the Debtors; (10) [Reserved]; and (11) all other acts or actions contemplated or reasonably necessary or appropriate to properly consummate the Plan Transactions contemplated by the Plan (whether to occur before, on or after the Effective Date), each such action to be reasonably satisfactory in form and substance to Itaú. Any corporate action required by the Debtors, the Wind Down Estates or the Litigation Trust in connection with the Plan shall be deemed to have occurred and shall be in effect, without any requirement of further action by the security holders, directors, managers, or officers thereof, as applicable. On or (as applicable) prior to the Effective Date, the appropriate officers of the Debtors, the Plan Administrator and the Litigation Trustee, as applicable, each shall be authorized to issue, execute, and deliver the agreements, documents, securities, and instruments contemplated under the Plan (or necessary or desirable to effect the transactions contemplated under the Plan) in the name of and on behalf of the Debtors, the Wind Down Estates, the Plan Administrator and the Litigation Trust, as applicable, each such document to be in accordance with the Plan and reasonably acceptable to Itaú (except that with respect to matters relating directly to Itaú’s rights and distributions, including the CG Interhold Restructuring and the FIP Corp Life Liquidation, acceptable to Itaú in its sole judgment). Notwithstanding the prior provisions of this Article V.H, the Debtors shall upon reasonable request of Itaú take all such corporate actions as would be required under Chilean, Colombian or other non-US law but for the pendency of the Chapter 11 Cases to give effect to the corporate transactions contemplated under the Plan.

I.	NRSC Escrow Agreements.

On the Effective Date, the NRSC Escrow Agreements shall become effective without the need for any further notice or approvals, including under applicable non-bankruptcy law. After the Effective Date, the parties to the NRSC Escrow Agreements may perform under, amend and restate such agreements, as permitted by applicable law and pursuant to the terms contained therein.

J.	Plan Administrator

To the extent not previously disclosed, the Debtors will disclose prior to or at the Confirmation Hearing, the identity of, and nature of any compensation for, the Plan Administrator.

K.	Exemption from Registration Requirements.

All rights to receive distributions from the Liquidation Trust, to the extent such rights are deemed securities under applicable law, will be issued and distributed without registration under the Securities Act or any similar federal, state or local law in reliance upon section 1145 of the Bankruptcy Code and shall be exempt from, among other things, the registration requirements of section 5 of the Securities Act and any other applicable U.S. state or local law requiring registration prior to the offering, issuance, distribution, or sale of Securities. Such rights (a) will not be “restricted securities” as defined in Rule 144(a)(3) under the Securities Act, and (b) shall not be tradable and transferable by any initial recipient thereof (other than to a successor of such initial recipient).

All Itaú Corpbanca Shares distributed pursuant to the Plan will be distributed without registration under the Securities Act or any similar federal, state, or local law, in reliance upon Rule 144A under the Securities Act and solely to Qualified Institutional Buyers. All Itaú Corpbanca Shares distributed to Qualified Institutional Buyers pursuant to the Plan in reliance on Rule 144A under the Securities Act will be considered “restricted securities” and may not be transferred except pursuant to an effective registration statement under the Securities Act or an available exemption therefrom.

The availability of the exemption under section 1145 of the Bankruptcy Code shall not be a condition to the occurrence of the Effective Date. Notwithstanding anything to the contrary in the Plan, no Entity (including, for the avoidance of doubt, DTC) may require a legal opinion regarding the validity of any transaction contemplated by the Plan.

L.	Plan Transactions

Following Confirmation, the Debtors, the Committee, the Plan Administrator, the Litigation Trust and/or the Wind Down Estates (including in its capacity as successor to the Debtors), as applicable, shall take any actions as may be necessary or appropriate to effect the Plan Transactions subject to and consistent with the terms of the Plan. The actions taken by the Debtors, the Committee, the Litigation Trust and/or the Wind Down Estates (including in its capacity as successor to the Debtors), as applicable, to effect the Plan Transactions may include: (i) the execution, delivery, adoption, exercise of rights and obligations and/or amendment of appropriate agreements or other documents of restructuring, conversion, disposition, dissolution, liquidation, merger or transfer containing terms that are consistent with the terms of the Plan and any documents contemplated hereunder or thereunder and that satisfy the applicable requirements of applicable non-bankruptcy law (including the Securities Act) and any other terms to which the applicable parties may agree; (ii) the execution, delivery, adoption and/or amendment of appropriate instruments of transfer, assignment, assumption or delegation of any asset, property, right, liability, debt, or obligation on terms consistent with the terms of the Plan and any documents contemplated hereunder and having any other terms for which the applicable parties may agree; (iii) the filing of appropriate certificates or articles of incorporation or formation, reincorporation, merger, conversion, dissolution or other organizational documents, as applicable, pursuant to applicable non-bankruptcy law, including certificates of dissolution with respect to the Debtors; (iv) the execution, delivery, adoption and/or amendment of all filings, disclosures or other documents necessary to obtain any necessary third-party approvals; and/or (v) all other actions that the Debtors, the Plan Administrator, the Litigation Trust and/or the Wind Down Estates (including in its capacity as successor to the Debtors), as applicable, determine to be necessary, desirable or appropriate to implement, effectuate and consummate the Plan and the Plan Transactions, including making filings or recordings that may be required by applicable non-bankruptcy law, converting any funds comprised of Chilean Pesos or other non-U.S. currency into Cash and exercising any and all rights and obligations under the relevant agreements in connection with the Plan Transactions, provided that each such action shall be reasonably satisfactory in form and substance to Itaú, and the Committee (prior to the Effective Date) or the Litigation Trustee (after the Effective Date), and in accordance with the Plan and Confirmation Order. All matters provided for pursuant to the Plan that would otherwise require approval of the equity holders, managing members, members, managers, directors, or officers of any Debtor (as of or prior to the Effective Date) will be deemed to have been so approved and will be in effect prior to, on or after the Effective Date (as appropriate) pursuant to applicable law and, as applicable, the provisions of the Constituent Documents of the Litigation Trust, without any requirement of further action by the equity holders, managing members, members, managers, directors or officers of such Debtors, or the need for any approvals, authorizations, actions or consents of any Person. The Confirmation Order shall and shall be deemed to, pursuant to sections 1142, 1123 and 363 of the Bankruptcy Code, authorize, among other things, all actions as may be necessary or appropriate to effect any transaction described in, approved by, contemplated by, or necessary to effectuate the Plan.

M.	Effectuating Documents; Further Transactions

On and after the Effective Date, the Plan Administrator and the Litigation Trustee each shall be authorized to issue, execute, deliver, file or record such agreements, securities, instruments, releases and other documents and take such actions as may be necessary or appropriate to effectuate, implement and further evidence the terms and conditions of the Plan and the Plan Transactions, in the name of and on behalf of, as applicable, the Wind Down Estates (including as successor to the Debtors), the Plan Administrator or the Litigation Trust, without the need for any approvals, authorization or consents except those expressly required pursuant to the Plan, provided that each such action shall be reasonably satisfactory in form and substance to Itaú and consistent with the Plan.

N.	Limited Vesting of Assets

On the Effective Date, all property and assets constituting the Debtors’ Estates shall be distributed to Holders of Claims as set forth in Article III.C; provided that (a) Worthless Assets shall be abandoned and released and (b) the following assets, will vest, in each case free and clear of all Liens or Claims, as follows:

(i)            [Reserved]

(ii)           All Litigation Trust Assets will vest in the Litigation Trust;

(iii)          The Professional Fee Escrow Account and the Wind Down Account, and, in each case, all Cash therein, will vest in the Wind Down Estates; and

(iv)           The NRSC Itaú Corpbanca Shares that are subject to NRSC Escrow Rights will vest in the Wind Down Estates; provided that the Wind Down Estates shall have no beneficial interest in such NRSC Itaú Corpbanca Shares.

Except as may be otherwise provided in the Plan, on and after the Effective Date, (a) the Litigation Trust may use, prosecute, settle and/or distribute any Litigation Trust Assets, and (b) the Wind Down Estates may use, dispose of, or distribute (i) funds in the Professional Fee Escrow Account and the Wind Down Account and (ii) NRSC Itaú Corpbanca Shares that are subject to NRSC Escrow Rights, in each case, without supervision or approval by the Bankruptcy Court and free of any restrictions of the Bankruptcy Code or Bankruptcy Rules, other than those restrictions expressly imposed by the Plan, the Confirmation Order or, as applicable, the Litigation Trust Agreement or the NRSC Escrow Agreements. Any property or assets of the Debtors’ Estates remaining after the foregoing shall vest in the Wind Down Estates.

O.	Termination of Liens, Claims and Equity Interests Against Distributed Property

Except as otherwise provided in the Plan, concurrently with the applicable distributions made pursuant to the Plan, all Liens, Claims or Equity Interests in or against the property and assets of the Estates being distributed pursuant to the Plan will be fully terminated and extinguished upon such distribution, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or the vote, consent, authorization or approval of any Entity; provided that liens against NRSC Itaú Corpbanca Shares that are subject to NRSC Escrow Rights shall survive the Effective Date and shall be fully terminated and extinguished upon the sale of such shares and distribution of the proceeds to the applicable Holder of Non-Recourse Secured Claims, in accordance with the applicable NRSC Escrow Agreement. Any Entity holding such Liens, Claims, or Equity Interests will, if necessary, pursuant to section 1142 of the Bankruptcy Code, promptly execute and deliver to the Plan Administrator such instruments of termination, release, satisfaction and/or assignment (in recordable form) as may be reasonably requested by the Plan Administrator and shall incur no liability to any Entity in connection with its execution and delivery of any such instruments.

P.	Cancellation of Unsecured Notes, Stock, Certificates, Instruments and Agreements

On the Effective Date, except as provided below, all stock, units, instruments, certificates, agreements and other documents evidencing the Existing Equity Interests in the Debtors will be cancelled, and the obligations of the Debtors thereunder or in any way related thereto will be fully terminated, and extinguished, in each case without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or any requirement of further action, vote or other approval or authorization by any Person. On the Effective Date, the CGB Unsecured Notes will be cancelled and terminated (whether or not tendered to the Debtors) and the CGB Unsecured Notes Trustee will be released and discharged from any further responsibility under the CGB Unsecured Notes Indenture; provided, however, that notwithstanding confirmation or the occurrence of the Effective Date, the CGB Unsecured Notes Indenture shall continue in effect solely for purposes of (1) allowing Holders of Allowed Claims to receive distributions under the Plan, (2) allowing and preserving the rights of the Plan Administrator to make distributions pursuant to the Plan, (3) preserving the CGB Unsecured Notes Trustee’s rights to compensation and indemnification as against any money or property distributable to the Holders of CGB Unsecured Notes Claims (including from the Litigation Trust), including permitting the CGB Unsecured Notes Trustee to maintain, enforce, and exercise any charging liens against such distributions, (4) preserving all rights, including rights of enforcement, of the CGB Unsecured Notes Trustee against any person other than a Released Party (including the Debtors), including with respect to indemnification or contribution from the holders of the CGB Unsecured Notes Claims pursuant and subject to the terms of the CGB Unsecured Notes Indenture as in effect on the Effective Date, (5) permitting the CGB Unsecured Notes Trustee to appear in the Chapter 11 Cases or in any proceeding in the Bankruptcy Court or any other court, (6) permitting the CGB Unsecured Notes Trustee to assert any rights with respect to any contingent obligations under the CGB Unsecured Notes Indenture, as applicable, and (7) permitting the CGB Unsecured Notes Trustee to perform any functions that are necessary to cancel or terminate the CGB Unsecured Notes or otherwise effectuate the foregoing; provided, further, however, that the preceding proviso shall not affect the resolution of Claims or Equity Interests or the release of Liens, in each case, pursuant to the Bankruptcy Code, the Confirmation Order, or the Plan, or result in any expense or liability to the Debtors, the Litigation Trust or Wind Down Estates, as applicable, except as expressly provided for in the Plan. The CGB Unsecured Notes Trustee and its agents, successors and assigns shall be automatically and fully discharged of all of their duties and shall have no further obligation or liability to any Holders of the CGB Unsecured Notes or otherwise, except as provided in the Plan and Confirmation Order, and after the performance by the CGB Unsecured Notes Trustee and its representatives and professionals of any obligations and duties required under or related to the Plan or Confirmation Order, the CGB Unsecured Notes Trustee shall be relieved of and released from any obligations and duties arising thereunder or in any way related thereto.

Q.	Waiver and Release of the Debtors’ Causes of Action other than Litigation Trust Claims

Unless a Cause of Action assertable by a Debtor against any Entity or Person is expressly preserved in the Plan, it shall be deemed waived, relinquished, released, compromised or settled under the Plan, including pursuant to the releases contained in Article XI of the Plan.  For the avoidance of doubt, upon the occurrence of a Related Party Settlement Termination Event, any Cause of Action asserted in the Committee Standing Motion against any Related Settling Party shall become a Litigation Trust Claim and be added to the Litigation Trust Claims Schedule.  All Litigation Trust Claims in existence after the Confirmation Date are being expressly reserved under the Plan for later adjudication.

R.	Exemption from Certain Transfer Taxes

Pursuant to, and to the fullest extent permitted by, section 1146(a) of the Bankruptcy Code, any transfers or mortgages from or by the Debtors to the Wind Down Estates, the Litigation Trust or to any other Person or Entity pursuant to the Plan, including the transfer of any Itaú Corpbanca Shares or other immaterial Securities of the Debtors shall not be subject to any document recording tax, stamp tax, conveyance fee, withholding tax, intangibles or similar tax, mortgage tax, stamp act, real estate transfer tax, personal property transfer tax, sales or use tax, mortgage recording tax, UCC filing or recording fee, regulatory filing or recording fee or other similar tax or governmental assessment (“Tax”), and the Confirmation Order shall direct the appropriate foreign, state or local governmental officials or agents to forego the collection of any such Tax and to accept for filing and recordation any of the following instruments or other documents without the payment of any such Tax. Such exemption under section 1146(a) of the Bankruptcy Code specifically applies to (1) the creation of any mortgage, deed of trust, Lien or other security interest; (2) the making or assignment of any lease or sublease; (3) any Plan Transaction (including the Colombia Transactions); (4) the issuance, distribution and/or sale of any of the Itaú Corpbanca Shares or any other Securities of the Debtors; (5) the making or delivery of any deed or other instrument of transfer under, in furtherance of or in connection with the Plan, including: (a) any merger agreements; (b) agreements of consolidation, restructuring, disposition, liquidation or dissolution; (c) deeds; (d) bills of sale; or (e) assignments executed in connection with any Plan Transaction (including the Colombia Transactions) occurring under the Plan and (6) the vesting and/or transfer (if any) of Causes of Action to the Litigation Trust. If, notwithstanding the foregoing, any foreign governmental unit imposes any Tax upon any of the transfers or mortgages from or by the Debtors pursuant to the Plan, the Debtors, the Plan Administrator and/or the Litigation Trustee shall be entitled to deduct and withhold from distributions under the Plan any shares or cash amounts required by such Tax or necessary to make payments thereof.

S.	Certain Tax Matters

The Debtors and other Holders of Claims and Equity Interests shall work together in good faith and use reasonable best efforts to structure and implement the Plan Transactions and the transactions related thereto in a tax-efficient and advantageous structure.

T.	Distributions

Except as otherwise provided in the Plan or the Confirmation Order, all Cash necessary for the Debtors or the Wind Down Estates to make payments required pursuant to the Plan will be paid from the Wind Down Account, without notice to or approval from the Bankruptcy Court. Cash payments to be made pursuant to the Plan will be made by the Debtors or the Wind Down Estates, as applicable, or any designee on their behalf. The Plan and the pleadings filed in support thereof shall be deemed a motion to approve the transfers of Itaú Corpbanca and, as applicable, immaterial shares of subsidiaries of Itaú Corpbanca Colombia contemplated by the Plan pursuant to section 363 of the Bankruptcy Code, and entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of such transfers under section 363 of the Bankruptcy Code, as well as a finding by the Bankruptcy Court that such transfers are in the best interests of the Debtors and their Estates.

U.	Compliance with and Termination of the Shareholders’ Agreement and Share Purchase Agreements

The Shareholders’ Agreement shall remain in effect until the Effective Date, and the Debtors (or the Wind Down Estates, as successor to the Debtors) shall, subject to the Debtors’ fiduciary duties as debtors-in-possession and, if such authorization is required by the Bankruptcy Code, to the extent authorized by the Bankruptcy Court, in each case without prejudice to Article IX.A(ix), comply with their obligations, as applicable, thereunder until the Effective Date. On the Effective Date, the Shareholders’ Agreement shall be terminated by mutual agreement of the parties thereto, including CG Interhold and other Related Parties, in accordance with Section 7.1(a)(i) thereof, and the rights and obligations of the parties thereunder or in any way related thereto, including any provision thereof that pursuant to Section 7.1 thereof would otherwise survive a termination, discharge, expiration or maturity thereof, will be fully released, terminated, and extinguished with no survival, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or any requirement of further action, vote or other approval or authorization by any Person. On or prior to the Effective Date, any remaining rights or obligations of the parties thereto under the Share Purchase Agreements, including any call rights or repurchase rights and corresponding obligations, shall have been terminated by mutual agreement of the parties thereto and fully released, terminated and extinguished with no survival, without further notice to or order of the Bankruptcy Court, act or action under applicable law, regulation, order or rule or any requirement of further action, vote or other approval or authorization by any Person.

V.	Transfer of Title to Itaú

The Debtors will provide to Itaú customary evidence of the transfer of title of the Itaú Encumbered IC Shares and other assets to be delivered to Itaú (and/or its designees) under the terms hereof.

W.	SP Settlement

(i)            The SP Settlement shall become effective with respect to all parties thereto upon the transfer of the Related Party Settlement Consideration to CGB on the Effective Date by the applicable Related Settling Parties or their designees in accordance with this Plan. The provisions of the SP Settlement (including the Related Party Settlement Consideration and the release and injunctive provisions contained in Article XI of the Plan) shall constitute a good faith compromise and settlement of Claims and controversies among the Debtors and the Settling Parties. The Related Party Settlement Consideration will be distributed to the Litigation Trust on the Effective Date.

(ii)            Following the occurrence of a SP Short Term Note Payment Default, the Litigation Trustee shall have the option to deliver a written termination notice, in the form attached as Exhibit A to the Litigation Trust Agreement (“Related Party Settlement Termination Notice”), to each of the Plan Administrator and the SP Short Term Note Issuer. The Litigation Trustee shall consult with Itaú in good faith regarding whether it will deliver a Related Party Settlement Termination Notice. To be valid, a Related Party Settlement Termination Notice must be delivered to both the Plan Administrator and the SP Short Term Note Issuer by electronic mail (in portable document format, with a printed copy delivered by overnight delivery via courier), not later than five (5) Business Days following the occurrence of a SP Short Term Note Payment Default. If a Related Party Settlement Termination Notice is not timely delivered to each recipient, the SP Settlement shall remain effective in all respects (and the SP Short Term Note and the SP Gasa Secured Note shall remain binding and fully enforceable by the Litigation Trust).

(iii)            Upon the occurrence of a Related Party Settlement Termination Event; (i) the SP Gasa Secured Note and SP Gasa Security Agreement shall be (x) cancelled for no consideration, (y) unenforceable, null and void, and (z) immediately returned to Gasa; (ii) the SP Short Term Note shall remain binding and fully enforceable by the Litigation Trust; and (iii) Estate Causes of Action asserted in the Committee Standing Motion against any Related Settling Party shall become Litigation Trust Claims, as provided in the definition of “Litigation Trust Claims.”

(iv)            For the avoidance of doubt, the occurrence of a Related Party Settlement Termination Event shall not (a) cancel, alter or modify in any respect any other aspect of the Plan and (b) cancel, alter or modify Itaú’s entitlement to the Itaú Litigation Trust Share on the terms set forth in this Plan.

(v)            The special beneficial interest representing the Itaú Litigation Trust Share shall be deemed issued by the Litigation Trust to Itaú on the Effective Date.

(vi)            Notwithstanding anything to the contrary in this Plan or the Litigation Trust Agreement, the Litigation Trustee will not agree to any waiver, amendment or modification of the Litigation Trust Net Recoveries or the Litigation Trust Agreement that would result in the waiver, amendment or modification of the Itaú Litigation Trust Share or that would delay, qualify, waive or modify Itaú’s entitlement to receipt of the Itaú Litigation Trust Share, without Itaú’s consent (not to be unreasonably withheld); provided, however, that, for the avoidance of doubt, the Litigation Trustee shall not be required to obtain Itaú’s consent to notice or deliver (i) a Related Party Settlement Termination Notice in accordance with the Plan and the Litigation Trust Agreement; and/or (ii) a default on account of the SP Gasa Secured Note pursuant to its terms.

X.	Sales in Connection with Class 7B Distributions

Pursuant to procedures to be agreed on with the Committee and the CGB Unsecured Notes Trustee in advance of the Effective Date, as soon after the ATOP Deadline as reasonably possible and without need for any further order of the Bankruptcy Court, the Debtors shall sell: (a) all Non-QIB CGB Unsecured Notes Claims Shares for Cash, in one or more sales to third parties, and shall reserve the net Cash proceeds of such sales for distribution to Non-QIBs in accordance with Article VII.B and VII.O of the Plan, and (b) an additional number of CGB Unencumbered Shares included in the Class 7B distribution in order to generate proceeds sufficient to (i) fund in Cash the CGB Unsecured Notes Trustee Reserve and (ii) pay in Cash the CGBUNT Fees and Expenses and shall reserve the net Cash proceeds of such sales for distribution to the CGB Unsecured Notes Trustee to pay itself the CGBUNT Fees and Expenses.

Y.	Chilean Liquidation of FIP Corp Life.

In connection with the consummation of the FIP Corp Life Liquidation, (a) the FIP Corp Life Intercompany Payable shall be assigned automatically to CG Interhold and (b) all equity interests in FIP Corp Life shall be cancelled.

Z.	Liquidation of Debtors.

As soon as reasonably practicable after the completion of the applicable Plan Transactions and distributions, each Debtor shall be dissolved.

AA.	Withdrawal of Pleadings.

Upon the Effective Date, each of the (1) Motion of the Official Committee of Unsecured Creditors for an Order Authorizing the Appointment of an Independent Fee Examiner and Establishment of Related Procedures for the Review of Applications of Retained Professionals [Docket No. 607], (2) Debtors’ Response and Reservation of Rights With Respect to the Official Committee of Unsecured Creditors’ Motion for an Order Authorizing the Appointment of an Independent Fee Examiner and Establishment of Related Procedures for the Review of Applications of Retained Professionals [Docket No. 653], (3) Statement of Itaú Unibanco S.A. with Respect to Committee Motion for Appointment of a Fee Examiner [Docket No. 673], (4) Official Committee of Unsecured Creditors’ Reply in Support of its Motion for an Order Authorizing the Appointment of an Independent Fee Examiner and Establishment of Related Procedures for the Review of Applications of Retained Professionals [Docket No. 696], (5) Objection of Itaú Unibanco S.A. to Committee Professionals’ January Monthly Fee Applications [Docket No. 680], (6) Objection of Itaú Unibanco S.A. to Committee Professionals’ Second Interim Fee Applications [Docket No. 610], (7) except with respect to the claims relating to the Non-Recourse Plan Objection (as defined in the Settlement Stipulation), Motion of Official Committee of Unsecured Creditors for (I) Leave, Standing and Authority to Prosecute and Settle Certain Claims and Causes of Action on Behalf of Debtors Estates and (II) Exclusive Settlement Authority [Docket No. 392], (8) Official Committee of Unsecured Creditors Objection to Itaú Unibanco Claims [Docket 394], and (9) except with respect to the claims relating to the Non-Recourse Plan Objection, Official Committee of Unsecured Creditors’ Omnibus Reply in Support of (A) Motion (I) Leave, Standing and Authority to Prosecute and Settle Certain Causes of Action on Behalf of the Debtors’ Estates and (II) Exclusive Settlement Authority, and (B) the Committee’s Claim Objections [Docket No. 682], shall be deemed withdrawn with prejudice. In addition, Itaú served but did not file the Motion for Sanctions Under Bankruptcy Rule 9011, which will not be filed with the Bankruptcy Court and otherwise shall be deemed withdrawn with prejudice upon the Effective Date.

Article VI.

TREATMENT OF EXECUTORY CONTRACTS
AND UNEXPIRED LEASES

A.	Debtors’ Rejection of Executory Contracts and Unexpired Leases

Except as otherwise provided in the Plan (including Article V.E hereof), as of the Effective Date, each Debtor shall be deemed to have rejected each Executory Contract and Unexpired Lease to which it is a party pursuant to sections 365 and 1123 of the Bankruptcy Code, without the need for any further notice to or action, order or approval of the Bankruptcy Court, unless such Executory Contract or Unexpired Lease: (1) was assumed or rejected previously by such Debtor; (2) expired or terminated pursuant to its own terms prior to the Effective Date; or (3) is the subject of a motion to assume filed on or before the Effective Date. The Confirmation Order will constitute an order of the Bankruptcy Court approving the above-described rejections.

B.	Indemnification

The indemnification provisions in any Indemnification Agreement with respect to or based upon any act or omission taken or omitted by an indemnified party in such indemnified party’s capacity under such Indemnification Agreement will be Reinstated (or assumed, as the case may be) as of the Effective Date of the Plan and will survive effectiveness of the Plan. On the Effective Date, pursuant to section 365(a) of the Bankruptcy Code, the Wind Down Estates shall be deemed to have assumed their obligations under such indemnification provisions. Notwithstanding the foregoing, nothing shall impair the Wind Down Estates from prospectively modifying any such indemnification provisions (whether in the bylaws, certificates or incorporate or formation, limited liability company agreements, other organizational or formation documents, board resolutions, indemnification agreements, employment contracts or otherwise) after the Effective Date, for indemnification claims and/or rights arising after the Effective Date; provided that the obligations under the Indemnification Agreements as so modified shall remain obligations solely of the Wind Down Estates and not of any other person or entity.

C.	Claims Against the Debtors Upon Rejection

Any Proof of Claim arising from or relating to the rejection of an Executory Contract or Unexpired Lease pursuant to the Plan must be filed with the Solicitation Agent before the Rejected Contract Claims Bar Date. Any Claim arising from or relating to the rejection of an Executory Contract or Unexpired Lease that is not filed with the Solicitation Agent by the Rejected Contracts Claims Bar Date will be automatically disallowed, forever barred from assertion, and shall not be enforceable against the Debtors or any of their property. Claims arising from the rejection of the Debtors’ Executory Contracts and Unexpired Leases shall be classified as Convenience Claims under the Plan, except that if the Shareholders’ Agreement or any Share Purchase Agreement is rejected, then the amount of damages from such rejection shall automatically be added to the amount of the CGB Itaú Deficiency Claim; provided for the avoidance of doubt that termination of the Shareholders’ Agreement or any Share Purchase Agreement by agreement of the parties thereto as provided by the terms of this Plan does not constitute rejection thereof.

D.	Reservation of Rights

Nothing contained in the Plan shall constitute an admission by the Debtors, the Wind Down Estates, the Plan Administrator or any other party that any contract or lease is in fact an Executory Contract or Unexpired Lease or that the Debtors have any liability thereunder.

Article VII.

PROVISIONS GOVERNING DISTRIBUTIONS

A.	Distribution Record Date

Distributions hereunder to the Holders of Allowed Claims shall be made to the Holders of such Claims as of the Distribution Record Date. Any transfers of Claims after the Distribution Record Date shall not be recognized for purposes of the Plan unless otherwise provided herein.

B.	Initial Distributions

Except as otherwise provided in the Plan, on the Effective Date or as promptly as reasonably practicable thereafter (or if a Claim is not an Allowed Claim on the Effective Date, on the date that such Claim becomes an Allowed Claim, or as soon as reasonably practicable thereafter), each Holder of an Allowed Claim shall receive the distributions that the Plan provides for Allowed Claims in the applicable Class and in the manner provided herein.

The Related Party Settlement Consideration will be distributed to the Litigation Trust on the Effective Date.

For the avoidance of doubt and notwithstanding anything to the contrary in this Article VII.B or elsewhere in the Plan, distributions (a) of Itaú Encumbered IC Shares to Itaú (and/or its designees), and of CGB Unencumbered Shares to Holders of the CGB Itaú Deficiency Claim (and/or its designees), in each case, shall be comprised of Itaú Corpbanca Shares and made on the Effective Date or as promptly as reasonably practicable thereafter, and in any event the Debtors will make such distributions within five (5) Business Days after the Effective Date, and (b) of CGB Unencumbered Shares to the CGB Unsecured Notes Trustee, for further distribution to Holders of CGB Unsecured Notes Claims that are Qualified Institutional Buyers, shall be comprised of Itaú Corpbanca Shares and made on the Effective Date or as promptly as reasonably practicable thereafter.

C.	Subsequent Distributions

The Plan Administrator may make subsequent Cash distributions of Residual Wind Down Cash from the Wind Down Account at any time after the initial distribution date promptly and in its reasonable discretion. Except as otherwise provided in the Plan, Holders of Claims shall not be entitled to interest, dividends or accruals on the distributions provided for in the Plan, regardless of whether distributions are delivered on or at any time after the Effective Date.

The Itaú Litigation Trust Share will be issued to Itaú or its designee in accordance with Article V.W.v.

D.	Plan Administrator

Except as otherwise provided in the Plan, all distributions under the Plan (other than distributions from the Litigation Trust, which shall be made by the Litigation Trustee in accordance with the Litigation Trust Agreement) shall be made by the Plan Administrator and the CGB Unsecured Notes Trustee (as applicable), as Distribution Agent, or by such other Entity designated by the Debtors or the Plan Administrator as Distribution Agent. The Plan Administrator shall not be required to give any bond or surety or other security for the performance of the duties as Distribution Agent unless otherwise ordered by the Bankruptcy Court.

The Distribution Agent shall be empowered to (a) effect all actions and execute all agreements, instruments and other documents necessary to perform its duties under the Plan, (b) make all distributions contemplated hereby, (c) empower professionals to represent it with respect to its responsibilities and (d) exercise such other powers as are necessary and proper to implement the provisions hereof. If the Distribution Agent is a Person or Entity other than the Plan Administrator, it shall be paid its reasonable fees and expenses, including the reasonable fees and expenses of its attorneys or other professionals.

E.	Cash Distributions

Distributions of Cash may be made either by check or wire transfer, at the option of the Debtors or the Distribution Agent.

F.	Rounding of Distributions

Whenever payment of a fraction of a dollar would otherwise be called for, the actual payment shall reflect a rounding down of such fraction to the nearest whole dollar or zero if the amount is less than one dollar.

No fractional membership units or shares shall be issued or distributed under the Plan. Each Person entitled to receive Itaú Corpbanca Shares shall receive the total number of whole units or shares thereof to which such Person is entitled. Whenever any distribution to a particular Person would otherwise call for the distribution of a fraction of a unit or share of Itaú Corpbanca Shares, the actual distribution of units or shares thereof shall be rounded down to the nearest whole number.

To the extent Cash, shares, stock or units that are to be distributed under the Plan remain undistributed as a result of the rounding down of such fraction to the nearest whole dollar or whole number of notes, shares, stock or units, such Cash, shares, stock or units shall be treated as an Unclaimed Distribution under the Plan.

G.	Allocation Between Principal and Interest

Distributions to any Holder of an Allowed Claim shall be allocated first to the principal amount of any such Allowed Claim, and then, to the extent the consideration exceeds such amount, to the remainder of such Claim comprising interest accrued through the Effective Date, if any (but solely to the extent that interest is an allowable portion of such Allowed Claim); provided, that if this Article VII.G conflicts with the terms of any Non-Debtor Financial Obligation, such Non-Debtor Financial Obligation shall control and shall not be modified by this Article VII.G.

H.	General Distribution Procedures

The Distribution Agent shall make all distributions of Cash or other property required under the Plan, unless the Plan specifically provides otherwise; provided that all distributions from the Litigation Trust shall be made by the Litigation Trustee in accordance with the Litigation Trust Agreement. All Cash held by the Wind Down Estates for distribution under the Plan shall not be subject to any claim by any Person, except as provided under the Plan. In the event that any payment or act under the Plan is required to be made or performed on a date that is not on a Business Day, then the making of such payment or the performance of such act may be completed on the next succeeding Business Day, but shall be deemed to have been completed as of the required date. All distributions to Holders of CGB Unsecured Notes Claims (other than distributions by the Litigation Trust) shall be made to the CGB Unsecured Notes Trustee for further distribution to such Holders in accordance with this Plan and terms of the CGB Unsecured Notes Indenture.

I.	Address for Delivery of Distributions

Distributions to Holders of Allowed Claims, to the extent provided for under the Plan, shall be made (1) at the address set forth on any Proofs of Claim filed by such Holders (to the extent such Proofs of Claim are filed in the Chapter 11 Cases), (2) at the address set forth in any written notices of address change delivered to the Debtors, (3) at the address in the Debtors’ books and records or (4) in accordance with the Itaú Chile Credit Agreement or the CGB Unsecured Notes Indenture. For the avoidance of doubt, distributions from the Litigation Trust shall be made in accordance with the Litigation Trust Agreement.

J.	Unclaimed Distributions

If the distribution to the Holder of any Allowed Claim becomes an Unclaimed Distribution, no further distribution shall be made to such Holder, and the Distribution Agent or the CGB Unsecured Notes Trustee, as applicable, shall have no obligation to make any further distribution to the Holder. For the avoidance of doubt, Unclaimed Distributions from the Litigation Trust shall be treated in accordance with the Litigation Trust Agreement.

Such Unclaimed Distribution and such Holder’s rights to the distribution or any subsequent distribution shall be deemed forfeit under the Plan. Notwithstanding any federal or state escheat, abandoned or unclaimed property laws to the contrary, such Unclaimed Distribution and any subsequent distributions on account of such Holder’s Allowed Claim shall be deemed disallowed, discharged and forever barred as unclaimed property under section 347(b) of the Bankruptcy Code and shall revert to and vest in the Wind Down Estates free of any restrictions thereon; provided that Unclaimed Distributions to Holders of CGB Unsecured Notes Claims shall be distributed solely to other Holders of CGB Unsecured Notes Claims. Holders that fail to claim such Unclaimed Distribution shall have no claim whatsoever on account of such Unclaimed Distribution, or any subsequent distributions, against the Debtors or the Wind Down Estates or against any Holder of an Allowed Claim to whom distributions are made by the Distribution Agent or the CGB Unsecured Notes Trustee, as applicable.

K.	Withholding Taxes

Pursuant to section 346(f) of the Bankruptcy Code, the Distribution Agent and the Wind Down Estates shall, to the extent applicable, comply with all withholding and reporting requirements imposed by federal, foreign, state or local taxing authorities and shall be entitled to deduct any federal, foreign, state or local withholding taxes from any distributions made with respect to Allowed Claims, as appropriate. From and as of the Effective Date, the Wind Down Estates shall comply with all reporting obligations imposed on them by any Governmental Unit in accordance with applicable law with respect to such withholding taxes. Notwithstanding any provision in the Plan to the contrary, the Wind Down Estates shall be authorized to take all actions necessary or appropriate to comply with such withholding and reporting requirements, including liquidating a portion of the distribution to be made under the Plan to generate sufficient funds to pay applicable withholding taxes, withholding distributions pending receipt of information necessary to facilitate such distributions or establishing any other mechanisms they believe are reasonable and appropriate. The Distribution Agent may require that the Holder of an Allowed Claim entitled to receive a distribution pursuant to the Plan provide such Holder’s taxpayer identification number and such other information and certification as may be necessary for the Distribution Agent and the Wind Down Estates to comply with applicable tax reporting and withholding laws. Notwithstanding the foregoing, each Holder of an Allowed Claim that is to receive a distribution hereunder shall have the sole and exclusive responsibility for the satisfaction and payment of any tax obligations imposed by any Governmental Unit, including income, withholding and other tax obligations, on account of such distribution and the Debtors and the Wind Down Estates may, to the extent permitted under applicable law, setoff against any Allowed Claim and any distributions to be made pursuant to the Plan on account of such Allowed Claim, the claims and rights that the Debtors or the Wind Down Estates hold pursuant to this Article VII.K on account of such tax obligations.

L.	No Postpetition Interest

Unless otherwise specifically provided for in an order of the Court, the Plan or the Confirmation Order, or required by applicable bankruptcy law, postpetition interest shall not accrue or be paid on any Claims or Equity Interests, and no Holder of a Claim or Equity Interest shall be entitled to interest, dividends or other accruals accruing on or after the applicable Petition Date on any such Claim or Equity Interest.

M.	Surrender of Cancelled Instruments or Securities

Except as otherwise provided herein, as a condition precedent to receiving any distribution on account of its Allowed Claim, each Holder of an Allowed Claim based upon an instrument or other security shall be deemed to have surrendered such instrument, security or other documentation underlying such Claim and all such surrendered instruments, securities and other documentation shall be deemed cancelled pursuant to Article V.P. of the Plan.

N.	Foreign Currency Exchange Rate.

Except as otherwise provided herein, an order of the Bankruptcy Court or as agreed to by the Holder and the Debtors or the Plan Administrator, as applicable, any Claim asserted in a currency other than U.S. dollars, including all claims asserted in Chilean pesos, shall be automatically deemed converted to the equivalent U.S. dollars at the Exchange Rate.

O.	Distributions to Holders of CGB Unsecured Notes Claims

To receive its entitlement pursuant to the Plan, each Holder of a CGB Unsecured Notes Claim is required to on or prior to the ATOP Deadline, tender its CGB Unsecured Notes into ATOP and submit the Beneficial Owner Questionnaire through ATOP; provided, that the CGB Unsecured Notes Trustee shall use commercially reasonable efforts, in coordination with the Distribution Agent, to make cash distributions (via DTC or, if this distribution cannot be effectuated through DTC, via direct distribution) to the to Holders of Unsecured Notes Claims who (i) deliver their CGB Unsecured Notes through ATOP but are not entitled pursuant to the Plan to receive their distribution in the form of CGB Unencumbered Shares or (ii) fail to tender their CGB Unsecured Notes into ATOP (which in both cases shall be in lieu of distributions of CGB Unencumbered Shares to such Holders). For distributions to Holders that cannot be effectuated through DTC, including distributions of CGB Unencumbered Shares, on or prior to the Effective Date, the Debtors and/or the Distribution Agent shall provide the information contained in the Beneficial Owner Questionnaires to the CGB Unsecured Notes Trustee to facilitate such distributions by the CGB Unsecured Notes Trustee to Holders of CGB Unsecured Notes Claims, and shall cooperate, on a commercially reasonable basis, with the CGB Unsecured Notes Trustee to facilitate such distributions.

Following receipt of distributions from the Debtors, Plan Administrator, or the Litigation Trust the CGB Unsecured Notes Trustee (with the commercially reasonable cooperation of the Debtors and/or the Distribution Agent) may make further distributions to Holders of CGB Unsecured Notes Claims through the facilities of DTC (for certain cash distributions) or similar foreign entities, and will be entitled to recognize and deal for all purposes under the Plan with the Holders of CGB Unsecured Notes to the extent consistent with the customary practices of DTC or similar foreign entities and the CGB Unsecured Notes Indenture. The CGB Unsecured Notes Trustee shall not be required to give any bond or surety or other security for the performance of its duties. All distributions in respect of CGB Unsecured Notes Claims (including distributions made by the Litigation Trustee to Holders of CGB Unsecured Notes Claims from the Litigation Trust) shall be deemed to be subject in all respects to the right of the CGB Unsecured Notes Trustee to assert its charging lien against such distributions (including for the CGBUNT Fees and Expenses) in accordance with the CGB Unsecured Notes Indenture and the Plan without the CGB Unsecured Notes Trustee having to take possession thereof. The CGB Unsecured Notes Trustee shall have the right to sell or cause the sale of any securities or similar non-cash assets being distributed to the Holders of CGB Unsecured Notes Claims (and as necessary, to convert the proceeds of such sales into U.S. Dollars) to enable the CGB Unsecured Notes Trustee to effectuate its charging lien over such assets or to fund the CGB Unsecured Notes Trustee Reserve.

P.	Distributions from Litigation Trust

The Litigation Trustee may make distributions from the Litigation Trust at any time on or after the Effective Date in accordance with the Litigation Trust Agreement and this Plan, in its sole discretion; provided that any such distributions to Holders of CGB Unsecured Notes Claims shall be subject to the to the right of the CGB Unsecured Notes Trustee to assert its charging lien against distributions to Holders of CGB Unsecured Notes Claims, including for the CGBUNT Fees and Expenses in accordance with the CGB Unsecured Notes Indenture and the Plan without the CGB Unsecured Notes Trustee having to take possession thereof

Article VIII.

PROCEDURES FOR RESOLVING DISPUTED CLAIMS

A.	Disputed Claims Process

If the Debtors or the Plan Administrator dispute or object to any Claim, such dispute shall be determined, resolved or adjudicated in the Chapter 11 Cases. Solely to the extent that an Entity is required to file a Proof of Claim and the Debtors or the Plan Administrator, as applicable, do not determine, and without the need for notice to or action, order, or approval of the Bankruptcy Court, that the Claim subject to such Proof of Claim is Allowed, such Claim shall be Disputed unless Allowed or disallowed by a Final Order or as otherwise set forth in this Article VIII or Article III of the Plan. All Proofs of Claim required to be filed by the Plan or order of the Bankruptcy Court that are filed after the date that they are required to be filed pursuant to the Plan shall be disallowed and forever barred, estopped and enjoined from assertion, and shall not be enforceable against any the Debtors or the Wind Down Estates, without the need for any objection by the Debtors or the Plan Administrator or any further notice to or action, order or approval of the Bankruptcy Court.

B.	Claims Administration Responsibilities

Except as otherwise specifically provided in the Plan, after the Effective Date, the Plan Administrator, shall have standing and the sole authority to: (1) file, withdraw, or litigate to judgment, objections to Disputed Claims (other than objections that are deemed to be Litigation Trust Claims); (2) settle or compromise any Disputed Claim (other than Disputed Claims that are the subject of objections that are deemed to be Litigation Trust Claims) without any further notice to or action, order or approval by the Bankruptcy Court; and (3) administer and adjust the Claims Register to reflect any such settlements, compromises or withdrawals without any further notice to or action, order or approval by the Bankruptcy Court. For the avoidance of doubt, the Wind Down Estates and the Litigation Trust, as applicable, shall have and retain any and all rights and defenses any Debtor or its Estate had immediately prior to the Effective Date.

C.	Estimation of Claims

Before or after the Effective Date, the Debtors or the Plan Administrator, as applicable, may (but are not required to) at any time request that the Bankruptcy Court estimate any Disputed Claim that is contingent or unliquidated pursuant to section 502(c) of the Bankruptcy Code for any reason, regardless of whether any party previously has objected to such Claim or whether the Bankruptcy Court has ruled on any such objection, and the Bankruptcy Court shall retain jurisdiction to estimate any such Claim, including during the litigation of any objection to any Claim or during the appeal relating to such objection. Notwithstanding any provision otherwise in the Plan, a Claim that has been expunged from the Claims Register, but that either is subject to appeal or has not been the subject of a Final Order, shall be deemed to be estimated at zero dollars, unless otherwise ordered by the Bankruptcy Court. In the event that the Bankruptcy Court estimates any Disputed Claim or contingent or unliquidated Claim, that estimated amount shall constitute a maximum limitation on such Claim for all purposes under the Plan (including for purposes of distributions), and the relevant Debtor or Plan Administrator may elect to pursue any supplemental proceedings to object to any ultimate distribution on such Claim. Notwithstanding section 502(j) of the Bankruptcy Code, in no event shall any Holder of a Claim that has been estimated pursuant to section 502(c) of the Bankruptcy Code or otherwise be entitled to seek reconsideration of such estimation unless such Holder has filed a motion requesting the right to seek reconsideration on or before twenty-one (21) days after the date on which such Claim is estimated. All of the aforementioned Claims and objection, estimation and resolution procedures are cumulative and not exclusive of each other. Claims may be estimated and subsequently compromised, settled, withdrawn or resolved by any mechanism approved by the Bankruptcy Court.

D.	Amendments to Claims; Adjustment to Claims on Claims Register

On or after the Effective Date, except as provided in the Plan or the Confirmation Order, a Claim may not be filed or amended without the prior authorization of the Bankruptcy Court or the Plan Administrator, and any such new or amended Claim filed without such prior authorization shall be deemed disallowed in full and expunged without any further action, order or approval of the Bankruptcy Court. Any duplicate Claim or any Claim that has been paid, satisfied, amended, or superseded may be adjusted or expunged on the Claims Register by the Plan Administrator without the Plan Administrator having to file an application, motion, complaint, objection or any other legal proceeding seeking to object to such Claim and without any further notice to or action, order or approval of the Bankruptcy Court.

E.	No Distributions Pending Allowance

Notwithstanding any other provision hereof other than Article VIII.H., if any portion of a Claim is a Disputed Claim, no payment or distribution provided hereunder shall be made on account of the Disputed portion of such Claim unless and until the Disputed portion of such Claim becomes an Allowed Claim.

F.	Distributions After Allowance

To the extent that a Disputed Claim ultimately becomes an Allowed Claim, distributions (if any) shall be made to the Holder of such Allowed Claim in accordance with the provisions of the Plan. As soon as reasonably practicable after the date that the order or judgment of the Bankruptcy Court allowing any Disputed Claim becomes a Final Order, the Distribution Agent shall provide to the Holder of such Claim the distribution (if any) to which such Holder is entitled under the Plan as of the Effective Date, without any interest to be paid on account of such Claim.

G.	No Interest

Interest shall not accrue or be paid on any Disputed Claim with respect to the period from the Effective Date to the date a final distribution is made on account of such Disputed Claim, if and when such Disputed Claim becomes an Allowed Claim.

Article IX.

CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

A.	Conditions to Effective Date

Effectiveness of the Plan is subject to the satisfaction of each of the following conditions precedent:

(i)            the Plan shall have been confirmed by the Bankruptcy Court and any conditions (other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred) contained therein shall have been satisfied or waived in accordance therewith;

(ii)           the Confirmation Order shall be a Final Order;

(iii)          there shall not be in effect any (a) order, opinion, ruling, or other decision entered by any court or other governmental unit or (b) U.S., Chilean, or other applicable law staying, restraining, enjoining, prohibiting, or otherwise making illegal the implementation of any of the transactions contemplated by the Plan;

(iv)           all Plan Transactions other than the CG Interhold Restructuring, the liquidation of the Debtors and the FIP Corp Life Liquidation shall have been consummated in a manner consistent in all material respects with the Plan (for the avoidance of doubt, the Colombia Transactions have been consummated);

(v)            the NRSC Escrow Agreements (if any) shall have been executed and delivered and shall be in full force and effect and any conditions to effectiveness (other than the occurrence of the Effective Date or certification by the Debtors that the Effective Date has occurred) contained therein shall have been satisfied or waived in accordance therewith;

(vi)           the Plan Administrator shall have been appointed and identified in accordance with section 1129(a)(5) of the Bankruptcy Code;

(vii)          there shall be no uncured defaults or material breaches under the Plan;

(viii)         any and all requisite governmental, regulatory and third-party approvals and consents (including in both the U.S. and Chile) shall have been obtained;

(ix)            the Debtors and their applicable Affiliates shall have complied with the Shareholders’ Agreement between the First Petition Date and the Effective Date, except to the extent that noncompliance with the Shareholders’ Agreement has been waived by Itaú;

(x)            the Debtors and their applicable Affiliates have not exercised the call rights provided for in the Share Purchase Agreements between the First Petition Date and the Effective Date;

(xi)           the Shareholders’ Agreement and Share Purchase Agreements shall have been terminated;

(xii)          the Litigation Trust shall have been established, the Litigation Trustee shall have been appointed and identified in accordance with section 1129(a)(5) of the Bankruptcy Code, the Litigation Trust shall have been funded with the Litigation Trust Funding Amount, the Related Party Settlement Consideration shall have been transferred to CGB by the applicable Related Settling Parties or their designees and the Related Party Settlement Consideration shall have been distributed to the Litigation Trust;

(xiii)          the Professional Fee Escrow Account shall have been established and funded; and

(xiv)          the Stipulation Regarding Fifth Amended Plan of Liquidation and Related Matters filed contemporaneously herewith (the “Settlement Stipulation”) has not terminated.

For the avoidance of doubt, the Debtors will cause the Effective Date to occur promptly following satisfaction or waiver of the foregoing conditions and will use reasonable best efforts to expedite the occurrence of the Effective Date.

B.	Waiver of Conditions

The conditions to the Effective Date of the Plan set forth in this Article IX may be waived only if waived in writing by each of (a) the Debtors, (b) the Committee (unless the Committee filed an objection to the Plan that was not sustained or resolved consensually at or prior to the Confirmation Hearing, in which case the Committee’s consent shall not be required except with respect to conditions in Articles IX.A.(xii), (xiii) and (xiv)), and (c) Itaú (unless Itaú filed an objection to the Plan that was not resolved consensually at or prior to the Confirmation Hearing, in which case Itaú’s consent shall not be required except with respect to the condition in Article IX.A.(xii) that the Related Party Settlement Consideration shall have been distributed to the Litigation Trust and IX.A.(xiv)), without notice, leave, or order of the Bankruptcy Court or any formal action. Notwithstanding the foregoing, the Effective Date of the Plan set forth in this Article IX shall not occur if the Confirmation Order shall have been reversed subject to a stay, dismissed or vacated.

C.	Substantial Consummation

“Substantial Consummation” of the Plan, as defined in section 1101(2) of the Bankruptcy Code, with respect to any of the Debtors, shall be deemed to occur on the Effective Date with respect to such Debtor.

D.	Effect of Non-Occurrence of Conditions to Consummation

If the Effective Date does not occur with respect to any of the Debtors, the Plan shall be null and void in all respects with respect to all of the Debtors, and nothing contained in the Plan or the Disclosure Statement shall: (1) constitute a waiver or release of any Claims by or Claims against or Equity Interests in such Debtors; (2) prejudice in any manner the rights of such Debtors, any Holders of a Claim or Equity Interest, or any other Entity; or (3) constitute an admission, acknowledgment, offer, or undertaking by such Debtors, any Holders, or any other Entity in any respect.

Article X.

RETENTION OF JURISDICTION

A.	Retention of Jurisdiction

Pursuant to sections 105 and 1142 of the Bankruptcy Code and notwithstanding the entry of the Confirmation Order and the occurrence of the Effective Date, the Bankruptcy Court shall, after the Effective Date, retain such jurisdiction over the Chapter 11 Cases and all Entities with respect to all matters related to the Chapter 11 Cases, the Debtors, the Wind Down Estates and the Plan to the maximum extent permitted by applicable law, including retaining jurisdiction to:

(i)            allow, disallow, determine, liquidate, classify, estimate or establish the priority or secured or unsecured status of any Claim or Equity Interest, including the resolution of any request for payment of any Administrative Claim and the resolution of any and all objections to the allowance or priority of any Claim or Equity Interest; provided, that, for the avoidance of doubt, the Bankruptcy Court’s retention of jurisdiction with respect to such matters shall not preclude the Debtors or the Wind Down Estates, as applicable, from seeking relief from any other court, tribunal, or other legal forum of competent jurisdiction with respect to such matters;

(ii)           grant or deny any applications for allowance of Professional Fee Claims;

(iii)          resolve any matters related to the assumption or rejection of any Executory Contract or Unexpired Lease to which any Debtor is party and, if necessary, liquidate any Claims arising therefrom;

(iv)          resolve any issues related to any matters adjudicated in the Chapter 11 Cases;

(v)           ensure that distributions to Holders of Allowed Claims are accomplished pursuant to the provisions of the Plan;

(vi)          decide or resolve any motions, adversary proceedings, contested or litigated matters and any other Causes of Action that are pending in the Chapter 11 Cases as of the Effective Date or that may be commenced in the future, and grant or deny any applications involving the Debtors that may be pending on the Effective Date or instituted by the Plan Administrator or the Litigation Trustee after the Effective Date; provided, that the Plan Administrator, Litigation Trustee, Wind Down Estates and Litigation Trust shall reserve the right to commence actions in all appropriate forums and jurisdictions;

(vii)          resolve any cases, controversies, suits or disputes that may arise in connection with the consummation, interpretation or enforcement of the Plan, the Confirmation Order, the Litigation Trust and the Litigation Trust Agreement and all orders previously entered into by the Bankruptcy Court, or any Entity’s obligations incurred in connection with the Plan;

(viii)          issue and enforce injunctions, enter and implement other orders or take such other actions as may be necessary or appropriate to restrain interference by any Entity with consummation or enforcement of the Plan;

(ix)            enforce the terms and condition of the Plan and the Confirmation Order;

(x)             resolve any cases, controversies, suits or disputes with respect to the releases, the exculpations, the indemnification provisions and other provisions contained in Article XI hereof and enter such orders or take such others actions as may be necessary or appropriate to implement, enforce or determine the scope of all such releases, exculpations, injunctions and other provisions;

(xi)            enter and implement such orders or take such others actions as may be necessary or appropriate if the Confirmation Order is modified, stayed, reversed, revoked or vacated;

(xii)           resolve any cases, controversies, suits or disputes that may arise in connection with or relate to the Plan, the Disclosure Statement, the Confirmation Order, or any contract, instrument, release, indenture or other agreement or document adopted or entered into in connection with the Plan or the Disclosure Statement;

(xiii)           consider any modifications of the Plan, to cure any defect or omission, or to reconcile any inconsistency in any order previously entered by the Bankruptcy Court, including the Confirmation Order;

(xiv)           hear and determine matters concerning state, local and federal taxes in accordance with sections 346, 505, and 1146 of the Bankruptcy Code;

(xv)            hear any other matter not inconsistent with the Bankruptcy Code; and

(xvi)            enter an order closing each of the Chapter 11 Cases.

As of the Effective Date, notwithstanding anything in this Article X to the contrary, the Constituent Documents of the Litigation Trust shall be governed by the jurisdictional provisions therein.

B.	Failure of Bankruptcy Court to Exercise Jurisdiction

If the Bankruptcy Court abstains from exercising, or declines to exercise, jurisdiction or is otherwise without jurisdiction over any matter, including the matters set forth in Article X.A of the Plan, the provisions of this Article X shall have no effect upon and shall not control, prohibit, or limit the exercise of jurisdiction by any other court having jurisdiction with respect to such matter.

Article XI.

EFFECTS OF CONFIRMATION

A.	All Distributions Final

All distributions to be made on account of such Allowed Claim or Equity Interest in accordance with the Plan are intended to be, and shall be, final. The entry of the Confirmation Order shall constitute the Bankruptcy Court’s determination, as of the Effective Date, that any and all objections to Claims treated as Allowed pursuant to the terms of this Plan have been overruled.

B.	Binding Effect

ON THE EFFECTIVE DATE, AND EFFECTIVE AS OF THE EFFECTIVE DATE, THE PLAN WILL BIND, AND WILL BE DEEMED BINDING UPON, ALL HOLDERS OF CLAIMS AGAINST AND EQUITY INTERESTS IN THE DEBTORS, AND EACH HOLDER’S RESPECTIVE DESIGNEES, SUCCESSORS AND ASSIGNS, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, NOTWITHSTANDING WHETHER OR NOT ANY SUCH HOLDER (I) WILL RECEIVE OR RETAIN ANY PROPERTY OR INTEREST IN PROPERTY UNDER THE PLAN, (II) HAS FILED A PROOF OF CLAIM OR EQUITY INTEREST IN THE CHAPTER 11 CASES OR (III) FAILED TO VOTE TO ACCEPT OR REJECT THE PLAN OR AFFIRMATIVELY VOTED TO REJECT THE PLAN.

C.	Exculpation and Limitation of Liability

Except as otherwise specifically provided in the Plan, to the fullest extent authorized by applicable law, no Exculpated Party shall have or incur, and each Exculpated Party is exculpated from any Cause of Action (including under Chilean law) for any claim related to any act or omission occurring during the pendency of the Chapter 11 Cases (on or before the Effective Date), in connection with, relating to, or arising out of, the Chapter 11 Cases, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), any Plan Transaction, any contract, instrument, release or other agreement or document relating to the foregoing created or entered into during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable law, the Chapter 11 Cases (including the filing thereof), the pursuit of Confirmation, the pursuit of Consummation, the administration and implementation of the Plan, including the issuance of securities pursuant to the Plan, or the distribution of property under the Plan or any other related agreement, except for claims related to any act or omission that constitutes actual fraud, willful misconduct or gross negligence, but in all respects such Entities shall be entitled to reasonably rely upon the advice of counsel with respect to their duties and responsibilities pursuant to the Plan. Notwithstanding the foregoing, the exculpation set forth above shall not operate to waive or release the rights of any Entity to enforce the Plan, any Plan Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan or any claim or obligation arising under the Plan. The Exculpated Parties are not, and shall not be, liable at any time for the violation of any applicable law, rule, or regulation governing the Solicitation of acceptances or rejections of the Plan or distributions made pursuant to the Plan, so long as such solicitation and/or distribution was conducted in accordance with this Plan and the orders of the Bankruptcy Court. Notwithstanding the foregoing, these exculpations do not release any Non-Debtor Financial Obligations.

D.	Releases by the Debtors

Pursuant to Section 1123(b) and any other applicable provisions of the Bankruptcy Code, and for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, on and after the Effective Date, each Released Party and its respective assets and property are, and are deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by the Debtors, the Debtors’ Estates and the Wind Down Estates, in each case on behalf of themselves and their Related Parties, and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the foregoing Entities, from any and all Estate Causes of Action, including any derivative claims asserted or that could have been asserted on behalf of the Debtors or the Wind Down Estates, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise (including all Causes of Action under Chilean law that are Estate Causes of Action) , based on or relating to, or in any manner arising from, in whole or in part, the Debtors (including the operation or management thereof), the Debtors’ capital structure, the assertion or enforcement of rights and remedies against the Debtors, the Debtors’ in or out of court restructuring efforts, intercompany transactions, including loans, sales, dividends, distributions or any other transfers, between or among a Debtor and another Debtor, and/or a non-Debtor direct or indirect Affiliate or shareholder of a Debtor, the Chapter 11 Cases, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Itaú Chile Credit Agreement, the Itaú Chile CGB Guarantee, the Itaú Chile Saga Guarantee, the Itaú Colombia Credit Agreement, the Itaú Colombia CGB Guarantee, the CGB Unsecured Notes Indenture, the CGB Unsecured Notes, the Colombia Transactions or any Plan Transaction, the Shareholders’ Agreement, the Share Purchase Agreements, or any contract, instrument, release, or other agreement or document created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable federal, state or foreign (including Chilean) Law, the Chapter 11 Cases (including the filing thereof), the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the making of any acknowledgement of indebtedness or the distribution of property under the Plan or any other related agreement, the business or contractual arrangements between any Debtor and any Released Party, or upon any other act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to, or in any manner arising from, in whole or in part, any of the foregoing. Notwithstanding the foregoing, the releases set forth above do not release (a) any post-Effective Date obligations of any party or Entity under the Plan, any Plan Transaction, the Colombia Transactions, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or (b) any Litigation Trust Claim.

Entry of the Confirmation Order shall constitute the Bankruptcy Court’s approval of the releases described in the Plan by the Debtors, the Debtors’ Estates and the Wind Down Estates, which includes by reference each of the related provisions and definitions contained in the Plan, and further, shall constitute its finding that each release described in the Plan is: (1) in exchange for the good and valuable consideration provided by the Released Parties, a good faith settlement and compromise of such Causes of Action; (2) in the best interest of the Debtors, the Debtors’ Estates and the Wind Down Estates and all Holders of Equity Interests, Claims, and direct or derivative Causes of Action; (3) fair, equitable, and reasonable; (4) given and made after due notice and opportunity for hearing; and (5) subject to the terms and provisions herein, a bar to the Debtors, the Debtors’ Estates and the Wind Down Estates asserting any Cause of Action, or liability related thereto, of any kind whatsoever, against any of the Released Parties or their assets and property.

E.	Releases by Releasing Parties

Pursuant to Section 1123(b) and any other applicable provisions of the Bankruptcy Code, and except as otherwise expressly set forth in the Plan or the Confirmation Order, on and after the Effective Date, and in exchange for good and valuable consideration provided by each of the Released Parties, the adequacy of which is hereby confirmed, each Released Party and its respective assets and property are, and are deemed to be, hereby conclusively, absolutely, unconditionally, irrevocably and forever, released and discharged by each Releasing Party, in each case on behalf of themselves and any and all other Entities who may purport to assert any Cause of Action, directly or derivatively, by, through, for, or because of the Releasing Parties, from any and all Direct Causes of Action, whether known or unknown, foreseen or unforeseen, matured or unmatured, existing or hereafter arising, in law, equity, contract, tort, or otherwise (including all Causes of Action under Chilean law that are Direct Causes of Action), that such entity has asserted or could have been legally entitled to assert (whether individually or collectively), based on or relating to, or in any manner arising from, in whole or in part, the Debtors, the Debtors’ in or out of court restructuring efforts, intercompany transactions, including loans, sales, dividends, distributions or any other transfers, between or among a Debtor and another Debtor, and/or a non-Debtor direct or indirect Affiliate or shareholder of a Debtor, the Chapter 11 Cases, the Disclosure Statement, the Plan (including, for the avoidance of doubt, the Plan Supplement), the Itaú Chile Credit Facility, the Itaú Chile Credit Agreement, the Itaú Colombia Credit Facility, the Itaú Colombia Credit Agreement, the CGB Unsecured Notes Indenture, the CGB Unsecured Notes, the Colombia Transactions or any Plan Transaction, the Shareholders’ Agreement, the Share Purchase Agreements, or any contract, instrument, release, or other agreement or document relating to any of the foregoing, created or entered into before or during the Chapter 11 Cases, any preference, fraudulent transfer, or other avoidance claim arising pursuant to chapter 5 of the Bankruptcy Code or other applicable federal, state or foreign (including Chilean) law, the Chapter 11 Cases (including the filing thereof), the pursuit of Confirmation, the administration and implementation of the Plan, including the issuance or distribution of Securities pursuant to the Plan, the making of any acknowledgement of indebtedness or the distribution of property under the Plan or any other related agreement, the business or contractual arrangements between any Debtor and any other Released Party, or upon any other related act or omission, transaction, agreement, event, or other occurrence taking place on or before the Effective Date related or relating to any of the foregoing. Notwithstanding the foregoing, (a) the releases set forth above do not release (i) any post-Effective Date obligations of any party or Entity under the Plan, any Plan Transaction, or any document, instrument, or agreement (including those set forth in the Plan Supplement) executed to implement the Plan, or any Claim or obligation arising under the Plan and (ii) Non-Debtor Financial Obligations and (b) CG Interhold shall not be released from any of its obligations to Itaú or its affiliates except as may be agreed in connection with the CG Interhold Restructuring.

For the avoidance of doubt, (a) no Opt-Out Creditor shall be deemed to have granted the releases set forth in this Article XI.E of the Plan, including the releases of Chilean law Direct Causes of Action, (b) the releases granted by the Debtors set forth in Article XI.D of the Plan shall not be deemed to release any Chilean law Direct Causes of Action and (c) all Persons’ and Entities’ rights are reserved with respect to whether any particular Cause of Action is a Direct Cause of Action or an Estate Cause of Action.

F.	Injunction

Except as otherwise expressly provided in the Plan or for obligations issued or required to be paid pursuant to the Plan or Confirmation Order, all Entities who have held, hold, or may hold Causes of Action that have been released pursuant to Article XI.D or Article XI.E of the Plan, or are subject to exculpation pursuant to Article XI.C of the Plan, are permanently enjoined, from and after the Effective Date, from taking any of the following actions against, as applicable, the Debtors, the Wind Down Estates, the Released Parties, or the Exculpated Parties, in any jurisdiction or forum, whether in the U.S., Chile, or elsewhere: (1) commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any such Causes of Action; (2) enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such entities on account of or in connection with or with respect to any such Causes of Action; (3) creating, perfecting, or enforcing any lien or encumbrance of any kind against such entities or the property or the estates of such entities on account of or in connection with or with respect to any such Causes of Action; (4) asserting any right of setoff, subrogation, or recoupment of any kind against any obligation due from such entities or against the property of such entities on account of or in connection with or with respect to any such Causes of Action; and (5) following the occurrence of a Related Party Settlement Termination Event, enforcing, attaching, collecting, or recovering by any manner or means any judgment, award, decree, or order against such entities on account of or with respect to the SP Gasa Secured Note. Further, all Entities (other than, solely with respect to the Litigation Trust Claims, the Litigation Trust) are permanently enjoined, from and after the Effective Date, from commencing or continuing in any manner any action or other proceeding of any kind on account of or in connection with or with respect to any Estate Causes of Action.

Notwithstanding the foregoing, the injunction does not enjoin any party under the Plan or under any document, instrument, or agreement (including those attached to the Disclosure Statement) executed to implement the Plan from bringing an action to enforce the terms of the Plan or such document, instrument, or agreement (including those attached to the Disclosure Statement) executed to implement the Plan, provided that any such action must be first brought in the Bankruptcy Court under Article X.A, unless the Bankruptcy Court declines to exercise such jurisdiction.

G.	Protection Against Discriminatory Treatment

Consistent with section 525 of the Bankruptcy Code and the Supremacy Clause of the U.S. Constitution, all Entities, including Governmental Units, shall not discriminate against the Debtors, the Wind Down Estates or the Litigation Trust or deny, revoke, suspend, or refuse to renew a license, permit, charter, franchise, or other similar grant to, condition such a grant to, discriminate with respect to such a grant against, the Debtors, the Wind Down Estates or the Litigation Trust, or another Entity with whom the Debtors, the Wind Down Estates or the Litigation Trust have been associated, because the Debtors have been debtors under chapter 11 of the Bankruptcy Code, have been insolvent before the commencement of the Chapter 11 Cases, or have not paid a debt that is resolved in the Chapter 11 Cases.

Article XII.

MISCELLANEOUS PROVISIONS

A.	Modification of Plan

Subject in all respects to the limitations in the Plan: (a) the Debtors reserve the right, in accordance with the Bankruptcy Code and the Bankruptcy Rules, to amend, supplement, amend and restate, or otherwise modify the Plan prior to the entry of the Confirmation Order; (b) after the entry of the Confirmation Order and in accordance with the provisions thereof, the Debtors or the Plan Administrator, as applicable, may, after notice and hearing and entry of an order of the Bankruptcy Court, amend, supplement, amend and restate, or otherwise modify the Plan in accordance with section 1127(b) of the Bankruptcy Code or remedy any defect or omission or reconcile any inconsistency in the Plan in such manner as may be necessary to carry out the purpose and intent of the Plan; and (c) a Holder of a Claim or Equity Interest that has accepted the Plan shall be deemed to have accepted the Plan, as amended, supplemented, amended and restated, or otherwise modified, if the proposed amendment, supplement, amendment and restatement, or other modification does not materially and adversely change the treatment of the Claim or Equity Interest of such Holder, or release any claims or liabilities reserved by such Holder under the Plan; provided that any such modifications affecting, directly or indirectly, (a) Itaú must be reasonably satisfactory to Itaú, (b) Holders of CGB Unsecured Notes Claims must be reasonably satisfactory to the Committee (if on or prior to the Effective Date) and CGB Unsecured Notes Trustee and (c) the Litigation Trust, if on or prior to the Effective Date, must be reasonably satisfactory to the Committee and to the extent it relates to the Itaú Litigation Trust Share or the distribution or enforcement thereof, Itaú, and if after the Effective Date, in accordance with the Litigation Trust Agreement. Entry of the Confirmation Order shall mean that all modifications or amendments to the Plan occurring after the Solicitation thereof are approved pursuant to section 1127(a) of the Bankruptcy Code and do not require additional disclosure or re-Solicitation under Bankruptcy Rule 3019. Prior to the Effective Date, the Debtors may make appropriate technical adjustments to the Plan without further order or approval of the Bankruptcy Court in consultation with the Committee and Itaú.

B.	Revocation of Plan

The Debtors reserve the right to revoke or withdraw the Plan prior to the Confirmation Date and to file subsequent chapter 11 plans. If the Debtors revoke or withdraw the Plan, or if Confirmation or consummation of the Plan does not occur, then: (1) the Plan shall be null and void in all respects; (2) any settlement or compromise embodied in the Plan, assumption of Executory Contracts or Unexpired Leases effected by the Plan and any document or agreement executed pursuant hereto shall be deemed null and void except as may be set forth in a separate order entered by the Bankruptcy Court; and (3) nothing contained in the Plan shall: (a) constitute a waiver or release of any Claims by or against, or any Equity Interests in, the Debtors or any other Entity; (b) prejudice in any manner the rights of the Debtors or any other Entity; or (c) constitute an admission, acknowledgment, offer, or undertaking of any sort by the Debtors or any other Entity.

C.	Severability of Plan Provisions

If, prior to the Confirmation Date, any term or provision of the Plan is determined by the Bankruptcy Court to be invalid, void, or unenforceable, the Bankruptcy Court will have the power to alter and interpret such term or provision to make it valid or enforceable to the maximum extent practicable, consistent with the original purpose of the term or provision held to be invalid, void, or unenforceable, and such term or provision will then be applicable as altered or interpreted and the Debtors may amend, supplement, amend and restate, or otherwise modify the Plan to correct the defect, by amending or deleting the offending provision or otherwise, or may withdraw the Plan, provided that to the extent any proposed amendment, deletion, or other change to any term or provision of the Plan affects Itaú directly or indirectly, that modification must be satisfactory to Itaú in its sole judgment. Notwithstanding any such holding of the Bankruptcy Court, the remainder of the terms and provisions of the Plan will remain in full force and effect and will in no way be affected, impaired, or invalidated by such holding, alteration or interpretation. The Confirmation Order will constitute a judicial determination and will provide that each term and provision of the Plan, as it may have been altered or interpreted in accordance with the foregoing, is valid and enforceable pursuant to its terms.

D.	Closure of Chapter 11 Cases on or After the Effective Date

On or after the Effective Date, the Debtors shall be authorized, in consultation with the Litigation Trustee, to submit an order or separate orders to this Court under certification of counsel closing any of the Chapter 11 Cases other than the case of CGB, which certification will state whether all Statutory Fees in the cases to be closed have been paid. The Debtors shall provide a draft of such certification, along with the proposed form of order closing the applicable case or cases, to the Office of the U.S. Trustee at least three business days before the filing of such certification. Within two business days of receiving the certification and proposed form of order, the U.S. Trustee shall provide to the Debtors any objection thereto. In the certification, the Debtors shall indicate whether the U.S. Trustee concurs that all Statutory Fees have been paid, and whether the U.S. Trustee has any objection to entry of the proposed form of order. Nothing in the Plan or this Order shall authorize the closing of any case nunc pro tunc to a date that precedes the date any such order is entered. Any request for nunc pro tunc relief shall be made on motion served on the U.S. Trustee, and all other parties entitled to notice under Local Rule 2002-1(b), and this Court shall rule on such request after notice and a hearing. Each Wind Down Estate shall be entitled to appoint the CGB Estate to prosecute claims and defenses and through the Distribution Agent, make distributions, and attend to other wind down affairs on behalf of each of the other prior Debtors as if such Wind Down Estates continued to exist solely for that purpose. The Plan Administrator shall, promptly after the full administration of the Chapter 11 Cases, file with this Court all documents required by Bankruptcy Rule 3022 and any applicable order of this Court, and file a motion under Local Rule 3022-1(a) to close the Chapter 11 Case of CGB and of any other Debtor whose case remains open at that time. Upon the filing of such a motion, the Plan Administrator shall file a final report with respect to all of the Chapter 11 Cases pursuant to Local Rule 3022-1(c).

E.	Dissolution of the Committee

On the Effective Date, the Committee will dissolve; provided, however, that following the Effective Date, the Committee shall continue in existence and have standing and a right to be heard for the following limited purposes: (a) applications, and any relief related thereto, for compensation and requests for allowance of fees and/or expenses under section 503(b) of the Bankruptcy Code, and (b) to enforce the releases and exculpations under Article XI of the Plan of the Committee, the Committee’s members (solely in their capacity as such), and the Committee’s Related Parties.

F.	Successors and Assigns

The rights, benefits and obligations of any Person or Entity named or referred to in the Plan shall be binding on, and shall inure to the benefit of, any heir, executor, administrator, designee, successor or assign of that Person or Entity.

G.	Term of Injunctions or Stays

Unless otherwise provided herein or in the Confirmation Order, all injunctions or stays in effect in the Chapter 11 Cases, including by virtue of sections 105 or 362 of the Bankruptcy Code or any order of the Bankruptcy Court, shall remain in full force and effect until the Effective Date has occurred.

H.	Reservation of Rights

Except as expressly set forth herein, the Plan shall have no force or effect unless and until the Bankruptcy Court enters the Confirmation Order and the Effective Date shall have occurred. Neither the filing of the Plan, any statement or provision contained herein, nor the taking of any action by the Debtors or any other Entity with respect to the Plan shall be or shall be deemed to be an admission or waiver of any rights of: (1) the Debtors with respect to the Holders of Claims or Equity Interests or other Entity; or (2) any Holder of a Claim or Equity Interest or other Entity, in each case, prior to the Effective Date.

I.	Notices

Any notice, request, or demand required or permitted to be made or provided to or upon the Debtors under the Plan shall be (i) in writing; (ii) served by (a) certified mail, return receipt requested, (b) hand delivery, (c) overnight delivery service, (d) facsimile transmission or (e) email transmission; and (iii) deemed to have been duly given or made when actually delivered or, in the case of notice by facsimile or email transmission, upon confirmation of transmission, addressed as follows:

If to the Debtors:

Corp Group Banking S.A.
Rosario Norte N°660, Piso 23
Las Condes, Santiago, Chile
Attn:	Andrés Fernando Winter Salgado, General Counsel
Email:	andres.winter@corpgroup.cl
Telephone:	+56 22-6606-135

with a copy to (which shall not constitute notice):

Counsel to the Debtors

Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, NY 10017
Attn:	Michael H. Torkin
Bryce L. Friedman
Karen M. Porter
David R. Zylberberg
Ashley M. Gherlone
Email:	michael.torkin@stblaw.com
bfriedman@stblaw.com
karen.porter@stblaw.com
david.zylberberg@stblaw.com
ashley.gherlone@stblaw.com
Telephone:	(212) 455-2000
Fax:	(212) 455-2502

– and –

Young Conaway Stargatt & Taylor, LLP
1000 North King Street
Wilmington, Delaware 19801
Attn:	Pauline K. Morgan
Sean T. Greecher
Andrew L. Magaziner
Elizabeth S. Justison
Email:	pmorgan@ycst.com
sgreecher@ycst.com
amagaziner@ycst.com
ejustison@ycst.com
Telephone:	(302) 571-6600
Fax:	(302) 571-1253

J.	Governing Law

Except to the extent that the Bankruptcy Code, the Bankruptcy Rules or other federal law is applicable, or to the extent that an exhibit or schedule to the Plan provides otherwise, the rights and obligations arising under the Plan shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York, without giving effect to any principles of conflicts of law thereof that would result in the application of the laws of another jurisdiction.

K.	Exhibits

All exhibits and schedules to the Plan, including the Exhibits, are incorporated and are a part of the Plan as if set forth in full herein.

L.	No Strict Construction

The Plan is the product of extensive discussions and negotiations between and among, inter alia, the Debtors, creditors and their respective professionals. Each of the foregoing was represented by counsel of its choice who either (a) participated in the formulation and documentation of, or (b) was afforded the opportunity to review and provide comments on, the Plan, the Disclosure Statement, and the agreements and documents contemplated therein or related thereto. Accordingly, unless explicitly indicated otherwise, the general rule of contract construction known as “contra proferentem” or other rule of strict construction shall not apply to the construction or interpretation of any provision of the Plan, the Disclosure Statement, and the documents contemplated thereunder and related thereto.

M.	Conflicts

In the event of a conflict between the Plan and the Disclosure Statement, the terms of the Plan shall control in all respects. In the event of a conflict between the Confirmation Order and the Plan, the Confirmation Order shall control.

N.	Immediate Binding Effect

Notwithstanding anything in Bankruptcy Rules 3020(e), 6004(h), 7062, or otherwise to the contrary, upon the occurrence of the Effective Date, the Plan shall be immediately effective and enforceable and deemed binding upon and inure to the benefit of the Debtors, the Wind Down Estates, the Holders of Claims and Equity Interests, the Exculpated Parties, the Released Parties, and each of their respective successors and assigns.

O.	Entire Agreement

On the Effective Date, the Plan and the Confirmation Order shall supersede all previous and contemporaneous negotiations, promises, covenants, agreements, understandings and representations on such subjects, all of which have become merged and integrated into the Plan.

[Remainder of page intentionally left blank]

Dated:	June 14, 2022	Respectfully submitted,
Wilmington, Delaware
		By:	/s/ Andrés Winter Salgado
Name: Andrés Winter Salgado
Title: Chief Executive Officer
CORP GROUP BANKING S.A., on behalf of itself and all other Debtors

EXHIBIT A

Litigation Trust Claims Schedule